Exhibit 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of December 14, 2005

among

MIDWEST GRAIN PROCESSORS COOPERATIVE, AND

MIDWEST GRAIN PROCESSORS, LLC,

as Borrower,

COBANK, ACB,

as Agent

and

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders

5.11 Special Collateral	35
5.12 Remittance of Proceeds to the Agent	35
5.13 Safekeeping of Collateral	35
5.14 Sales and Use of Collateral	35
5.15 Margin Accounts	36
5.16 Real Property	36
5.17 Title Insurance	36

6 WARRANTIES	37
6.1 Litigation and Proceedings	37
6.2 Other Agreements	37
6.3 Licenses, Patents, Copyrights, Trademarks and Trade Names	37
6.4 Collateral	38
6.5 Location of Assets; Chief Executive Office	38
6.6 Tax Liabilities	38
6.7 Indebtedness and Producer Payables	38
6.8 Other Names	39
6.9 Affiliates	39
6.10 Environmental Matters	39
6.11 Existence	39
6.12 Authority	39
6.13 Binding Effect	40
6.14 Correctness of Financial Statements	40
6.15 Employee Controversies	40
6.16 Compliance with Laws and Regulations	40
6.17 Account Warranties	40
6.18 Inventory Warranties	41
6.19 Solvency	41
6.20 Pension Reform Act	41
6.21 Margin Security	41
6.22 Investment Company Act Not Applicable	41
6.23 Public Utility Holding Company Act Not Applicable	41
6.24 Full Disclosure	42
6.25 Intellectual Property	42
6.26 Survival of Warranties	42

7 AFFIRMATIVE COVENANTS	42
7.1 Financial and Other Information	42
7.2 Conduct of Business	43
7.3 Maintenance of Properties	44
7.4 Borrower’s Liability Insurance	44
7.5 Borrower’s Property Insurance	44
7.6 Financial Covenants and Ratios	45
7.7 Benefit Plans	45
7.8 Notice of Suit, Adverse Change in Business or Default	45
7.9 Use of Proceeds	46

7.10 Books and Records	46
7.11 Hedging Activities	46
7.12 Production Dates	46
7.13 Food Security Act Compliance	46
7.14 Warehouse Receipts	47

8 NEGATIVE COVENANTS	47
8.1 Encumbrances	47
8.2 Consolidations, Mergers or Acquisitions	48
8.3 Deposits, Investments, Advances or Loans	48
8.4 Indebtedness	48
8.5 Guarantees and Other Contingent Obligations	48
8.6 Disposition of Property	49
8.7 Capital Investment Limitations	49
8.8 Loans to Affiliates	49
8.9 Distributions in Respect of Equity, Prepayment of Debt	49
8.10 Formation of Subsidiaries; Amendment of Organizational Documents	49
8.11 Lease Limitations	49
8.12 Use of Names or Trademarks	49
8.13 Limitation of Total Project Cost of Michigan Project	50

9 DEFAULT AND RIGHTS AND REMEDIES; THE AGENT	50
9.1 Liabilities	50
9.2 Rights and Remedies	50
9.3 Waiver of Demand	53
9.4 Waiver of Notice	53
9.5 Authorization and Action	53
9.6 Agent’s Reliance, Etc	54
9.7 Notices of Defaults	54
9.8 The Agent as a Lender, Affiliates	55
9.9 Non-Reliance on Agent and Other Lenders	55
9.10 Indemnification	55
9.11 Successor Agent	56
9.12 Verification of Borrowing Notices	56

10 MISCELLANEOUS	56
10.1 Timing of Payments	56
10.2 Attorneys’ Fees and Costs	57
10.3 Expenditures by the Agent	57
10.4 The Agent’s Costs and Expenses as Additional Liabilities	58
10.5 Claims and Taxes	58
10.6 Custody and Preservation of Collateral	58
10.7 Inspection	59
10.8 Examination of Banking Records	59
10.9 Governmental Reports	59
10.10 Reliance by the Agent, the Issuer and the Lenders	59

10.11 Parties	59
10.12 Applicable Law; Severability	60
10.13 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY	60
10.14 Application of Payments; Waiver	60
10.15 Marshaling; Payments Set Aside	61
10.16 Section Titles	61
10.17 Continuing Effect	61
10.18 No Waiver	61
10.19 Notices	61
10.20 Regulatory Changes	62
10.21 LIBOR Rate Loans	63
10.22 Taxes	63
10.23 Assignments and Participation	64
10.24 Maximum Interest	67
10.25 Additional Advances	67
10.26 Loan Agreement Controls	67
10.27 Obligations Several	68
10.28 Pro Rata Treatment	68
10.29 Confidentiality	68
10.30 Independence of Covenants	69
10.31 Amendments and Waivers	69
10.32 Replacement of a Lender	70
10.33 Representations by the Lenders	70
10.34 Counterparts and Facsimile Signatures	70
10.35 Set-off	70
10.36 Equities	71
10.37 Patronage Distributions	71
10.38 Bylaws and Capital Plan	72
10.39 FCSA Capital Plan	72
10.40 Binding Effect	73
10.41 Accommodation Party Defenses Waived	73
10.42 Waiver of Borrower’s Rights Under Farm Credit Law	73
10.43 FINAL AGREEMENT	74

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the “Agreement”) is made as of December 14, 2005, by and among MIDWEST GRAIN PROCESSORS COOPERATIVE, an Iowa cooperative corporation, and MIDWEST GRAIN PROCESSORS, LLC, a Delaware limited liability company (each a “Borrower” and collectively, “Borrower”, as the context may require), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively the “Lenders” and individually a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as Agent for the Lenders and for the Issuer (in such capacity, the “Agent”).

RECITALS

Borrower and U.S. Bank National Association (“US Bank”), in its capacity as agent for and on behalf of other Lenders as therein described, entered into a Loan and Security Agreement dated as of December 15, 2004, as amended pursuant to a First Amendment to Loan and Security Agreement dated as of August 19, 2005 and a Second Amendment to Loan and Security Agreement dated as of October 26, 2005 (as amended, the “Prior Loan Agreement”).

Pursuant to the Second Amendment described above, CoBank replaced US Bank as agent and US Bank was further replaced as a Lender under the Prior Loan Agreement.

The Borrower has requested that additional changes be made to the Prior Loan Agreement and has further requested that the Prior Loan Agreement be amended and restated in its entirety to reflect such requested revisions, and the Agent and the remaining Lenders have agreed to do so pursuant to the terms and conditions hereof.

As a condition to entering into this Amended and Restated Loan and Security Agreement, Borrower has, and hereby does, acknowledge and agree that it will receive at least a reasonably equivalent value from the loans, advances, extensions of credit and/or other financial accommodations to be provided by the Agent and the Lenders hereunder in exchange for its obligations as herein described and in exchange for various security interests and liens granted by Borrower to the Agent for the benefit of the Lenders, all as set forth in this Agreement and the other Financing Agreements as defined below.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Agent and the Lenders, Borrower, the Agent and the Lenders agree as follows:

1	DEFINITIONS.

1.1 General Definitions.  When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

“Accounts” shall mean all present and future rights (including without limitation, rights under any Margin Accounts) of Borrower to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).

“Account Debtor” shall mean any Person that is obligated on or under an Account or a General Intangible.

“Adjusted Revolving Term Loan Commitment Amount” shall mean an amount equal to the lesser of (a) the Revolving Term Loan Commitment and (b) the maximum availability under the Revolving Term Loan Commitment established by the Agent in its sole discretion upon receipt of such information under the Construction Lending Protocol for the Michigan Project set forth and described in Exhibit 1D hereto as to services performed and materials and goods incorporated into the Michigan Project or delivered to and appropriately stored on site.

“Affiliate”  shall mean any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting equity interest of Borrower; (c) ten percent (10%) or more of the voting equity interest of which is owned directly or beneficially or held by Borrower; or (d) that is a director, officer, agent or employee of Borrower.

“Agent” has the meaning set forth in the introduction and shall include any successor to the Agent that has been appointed in accordance with Section 9.11.

“Agent’s Letter” shall mean the letter agreement between Borrower and the Agent of substantially even date with this Agreement.

“Anniversary Date” shall mean December 14, 2005 and each December 14 thereafter.

“Applicable Margin” shall mean with respect to Swing Line Advances, Line of Credit Advances, Term Loan Advances or Revolving Term Loan Advances that are Base Rate Loans or LIBOR Rate Loans, or with respect to fees for non-use of the Line of Credit Loan Commitments and the Revolving Term Loan Commitments and Letter of Credit Fees, the rates per annum set forth in the Pricing Matrix attached as Schedule B hereto.

“Available Amount” shall mean, at any time, an amount equal to (a) the Line of Credit Loan Commitments minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Average Interest Bearing Debt” shall mean, for the then preceding four fiscal quarters, the average of Interest Bearing Debt at the end of each such fiscal quarter.

“Bank Products” means any of the following services or facilities extended to Borrower by the Agent, any Lender or any affiliate of any of the Lenders: (a) credit cards; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services extended under Rate Protection Agreements.

“Bank Products Agreements” means all documents and agreements relating to Bank Products.

“Bank Products Obligations” means, with respect to any Person, all obligations and liabilities of such Person under any Bank Products Agreements.

“Base Rate” shall mean the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (.5%).

“Borrowing Base” shall mean an amount determined and computed as set forth in Exhibit 1A.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit 1B, signed as indicated thereon, setting forth the amount of Borrower’s Borrowing Base.

“Borrowing Base Limit” shall mean, at any time, an amount equal to (a) the Borrowing Base minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Business Day” shall mean any day of the year on which commercial banks in New York, New York and Denver, Colorado are not required or authorized to close.

“Closing Date” shall mean the date of this Agreement.

“CoBank” shall mean CoBank, ACB, a federally chartered banking organization.

“Collateral” shall mean any and all real or personal property in which the Agent may at any time have a lien or security interest under or pursuant to Section 5.1 or otherwise to secure the Liabilities.

“Construction Lending Protocol for the Iowa Project” shall mean the terms, conditions and provisions set forth in Exhibit 1C governing the making of Advances and other aspects of borrowing under the Term Loan Commitment related to the Iowa Project.

“Construction Lending Protocol for the Michigan Project” shall mean the terms, conditions and provisions set forth in Exhibit 1D governing the making of Advances and other aspects of borrowing under the Revolving Term Loan Commitment related to the Michigan Project.

“Commitment” shall mean, as to any Lender, such Lender’s Line of Credit Loan Commitment, such Lender’s Term Loan Commitment, such Lender’s Revolving Term Loan Commitment and the Agent’s commitment to cause the issuance of Letters under the Line of Credit, and “Commitments” shall mean collectively, such Commitments for all the Lenders and the Agent.

“Debt Service Coverage Ratio” shall mean, as of the last day of each fiscal year of Borrower: (i) the sum of Borrower’s consolidated after-tax net income, depreciation and amortization for such fiscal year; divided by (ii) the aggregate of all scheduled principal payments of Borrower’s long term debt becoming due and payable during such fiscal year.

“Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

“Deposit Accounts” shall mean, (a) all deposit accounts (as defined in the Code) of Borrower now or hereafter maintained with the Agent, and (b) deposit accounts (as defined in the Code) at other banks or financial institutions as identified or described in any other Financing Agreement, including but not limited to any control agreement.

“Documents” shall mean any and all warehouse receipts, bills of lading or similar Documents of title relating to Goods in which Borrower at any time has an interest and any other “documents” (as defined in the Code).

“Dollars” and “$” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for the then preceding four fiscal quarters, the consolidated net income of Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation expense, amortization expense and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

“Excess Sale Proceeds” shall mean, during any period of determination, Borrower’s proceeds from the sale of assets (except for the sale of Inventory in the ordinary course of business), which is not used by Borrower for the replacement of the assets sold, in excess of $100,000 in the aggregate in any fiscal year of Borrower.

“Equipment” shall mean any and all Goods, other than Inventory (including without limitation, equipment, machinery, motor vehicles, implements, tools, parts and accessories) that are at any time owned by Borrower, together with any and all accessions, parts and appurtenances and any other “equipment” (as defined in the Code).

“Federal Funds Rates” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such date, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Farm Products” shall mean all personal property of Borrower used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).

“FCSA” shall mean Farm Credit Services of America, FLCA, a federally chartered lender.

“Financing Agreements” shall mean all agreements, instruments and documents, including without limitation, this Agreement and all security agreements, loan agreements, notes, letter of credit applications, guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter at any time executed by, on behalf of or for the benefit of Borrower and delivered to the Agent, together with all amendments and all agreements and documents referred to therein or contemplated thereby and all Bank Products Agreements.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. § 1631, as amended, and the regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall mean all of Borrower’s present and future right, title and interest in and to any customer deposit accounts, deposits, rights related to prepaid expenses, chose in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, Payment Intangibles, beneficial interests in trusts, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, contract rights membership interests, partnership interests, cooperative memberships or patronage benefits, obligations payable to Borrower for capital stock or other claims against any Owners, rights to any government subsidy, set aside, diversion, deficiency or disaster payment or payment in kind, milk bases, brands and brand registrations, water rights (including without limitation, water stock, ditch rights, well permits, water permits, applications and the like), Commodity Credit Corporation storage agreements or contracts, leasehold interests in real and personal property and any security interests or other security held by or granted to Borrower to secure payment by any Account Debtor of any of the Accounts, and any other “general intangibles” (as defined in the Code).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing.

“Governmental Requirement” shall mean any material law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (including any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreement, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Immediately Available Funds” shall mean funds with good value on the day and in the city in which payment is received.

“Interest Bearing Debt” shall mean, for any date of determination, Borrower’s consolidated outstanding principal amount of all interest bearing indebtedness (including without limitation, capitalized leases, and borrowed money that bears interest at zero percent (0%)) plus the then undrawn amount of all outstanding letters of credit (including without limitation, the Letters).

“Interest Period” shall mean, (A) with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a one, two, three, six or twelve month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.2(g) or as Borrower may specify in the notice of borrowing delivered pursuant to Section 2.1, provided however, that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall extend beyond the applicable Maturity Date; and (c) there shall be no more than seven (7) Interest

Periods for LIBOR Rate Loans at any one time and (B) with respect to Quoted Rate Loans, the period of time for which a Quoted Rate shall be in effect for such Quoted Rate Loan, which shall not be less than thirty (30) days with respect to outstanding Advances under the Line of Credit Loan Commitment and the Revolving Term Loan Commitment and not less than one hundred eighty (180) days with respect to the Term Loan Commitment, commencing with the borrowing date of the Quoted Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.2(g) or as Borrower may specify in a notice of borrowing delivered pursuant to Section 2.1; provided, however, that (a) no Interest Period with respect to a Quoted Rate Loan shall extend beyond the applicable Maturity Date and (b) there shall be no more than seven (7) Interest Periods for Quoted Rate Loans at any one time.

“Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products of Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

“Issuer” shall mean any party that issues a Letter pursuant to this Agreement.

“LC Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the outstanding Letters, and (b) the aggregate amount drawn under Letters for which the Issuer has not been reimbursed.

“Letter” or “Letters” shall mean a standby letter of credit issued for the account of Borrower pursuant to Section 2.1.5 or all of such letters of credit, respectively.

“Leverage Ratio” shall mean, for any date of determination, the ratio of Borrower’s (a) Average Interest Bearing Debt; divided by (b) EBITDA.

“Liabilities” shall mean any and all liabilities, obligations and indebtedness of Borrower to any Lender or Issuer of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether joint, several, joint and several, primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Bank Product Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

“LIBOR Rate” shall mean, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the one, two, three, six or twelve month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the LIBOR Rate Loan) rounded up to the nearest one sixteenth of one percent.

“LIBOR Rate Loan” shall mean any Loan that bears interest at the LIBOR Rate plus the Applicable Margin.

“Line of Credit Collateral” shall mean Accounts, Inventory, Margin Accounts, cash and other Investment Property in any blocked account and all uncleared checks relating to any of the foregoing.

“Line of Credit Loan Commitment” shall mean as to any Lender with a Line of Credit Loan Commitment, such Lender’s Pro Rata Percentage of $15,000,000, as set forth opposite such Lender’s name under the heading “Line of Credit Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1; and “Line of Credit Loan Commitments” shall mean collectively, the Line of Credit Loan Commitments for all the Lenders.

“Line of Credit Loan Liabilities” shall mean all of the Liabilities other than: (a) the LC Obligations; (b) the principal and interest owing under the Term Notes; (c) the principal and interest owing under the Revolving Term Notes; and (d) Bank Products Obligations.

“Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts.

“Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal or interest pursuant to any of the Financing Agreements (other than the Bank Products Agreements) at the time such principal or interest becomes due or is declared due; (b) Borrower fails to pay any of the Liabilities (other than the Liabilities referred to in (a) above) on or before ten (10) days after such Liabilities become due or are declared due; (c) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 8.1, 8.2 or 8.4; (d) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements a default in whose performance or whose breach is elsewhere in this definition specifically dealt with), and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Agent’s reasonable determination, be cured by Borrower during such thirty (30) day grace period; (e) the Available Amount or the Borrowing Base Limit, as calculated in accordance with the definitions thereof, result in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $50,000 is rendered against Borrower and such judgment remains unsatisfied or un-discharged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured (except for deductible amounts permitted under Section 7.4) and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the assets of Borrower or any guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of Borrower’s business affairs; (l) Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under Section 10.3; (o) the occurrence of a non-curable breach or default or a matured default under any other agreement at any time in existence between Borrower, an Affiliate (other than an agent or employee) or a guarantor of any of the Liabilities, and the Agent; (p) the Agent, at any time reasonably determines that the Lenders are insecure with respect to the amount or quality of Collateral for the Lenders’ loans to Borrower or the prompt payment of all or any part of the Liabilities, or that such change has occurred in the condition or affairs (financial or otherwise) of Borrower or any of Borrower’s Affiliates as, in the reasonable opinion of the Agent, materially affects Borrower’s ability to make prompt payment on the Liabilities or materially impairs or is likely to materially impair the value of the Collateral, including without limitation, the occurrence of such events as would in the Agent’s reasonable opinion create the possibility that, in accordance with any federal, state or local law, or in accordance with any contract by which Borrower is bound, any Person could assert liens or setoffs against the Collateral; (q) with respect to the Iowa Project or the Michigan Project: (i) a material default shall occur and shall be continuing under the Construction Contract for the Iowa Project, the Construction Contract for the Michigan Project or any other material contract for work on the Iowa Project or the Michigan Project, (ii) the cost to complete either the Iowa Project or the Michigan Project, in the aggregate, shall be determined by the Agent to exceed the original projected cost to complete the Iowa Project or the Michigan Project by more than $500,000, unless the Required Lenders shall have approved change orders with respect to any such increase, (iii) work on the Iowa Project or the Michigan Project shall be substantially abandoned for any reason or (iv) work on the Iowa Project or the Michigan Project shall be delayed or discontinued for a period of ten (10) consecutive days, provided, however, that the Matured Default of Borrower under this clause shall be suspended to the extent and for the period that the reason such delay or discontinuance is beyond Borrower’s reasonable control, including without limitation, labor disputes, acts of god, Governmental Requirements enacted after the date hereof, acts of war or conditions arising out of or attributable to war, riot, civil strike, insurrection or rebellion, fire or explosion (other than a fire or explosion attributable to the actions of Borrower), earthquake, storm, flood or other adverse weather conditions, delay or failure by suppliers or materialmen, contractors or subcontractors, shortage of or inability to obtain labor, supplies or materials, unless the Completion of the Iowa Project or Completion of the Michigan Project, as applicable, cannot, by reason of such excused causes, in the reasonable judgment of the Agent, be accomplished prior to the Completion Date for the Iowa Project (as defined in the Construction Lending Protocol for the Iowa Project) or the Completion Date for the Michigan Project (as defined in the Construction Lending Protocol for the Michigan Project), as applicable; (r) the Borrower shall be in default under that certain Lease dated May 16, 2005, as amended, with Adrian & Blissfield Rail Road Company (the “Water Line Lease”) or the Water Line Lease shall be terminated; or (s) the Borrower shall have failed to satisfy the requirements set forth in the next to last sentence of Section 4.5 of this Agreement by the dates required therein.

“Maturity Date” shall mean, as applicable, the earlier of: (a) as to the Swing Line or the Line of Credit, the Termination Date; (b) as to the Term Loan, the Term Loan Maturity Date; (c) as to the Revolving Term Loan, the Revolving Term Loan Maturity Date; (d) the earlier date of termination in whole of the Commitments pursuant to Sections 2.3(c), 2.8 or 9.1; or (e) the termination in whole of the Commitments by Borrower and the payment and/or satisfaction in full of the Liabilities.

“MetLife” shall mean Metropolitan Life Insurance Company and its designated affiliates.

“MetLife Fixed Rate” shall mean, as applicable, the rate per annum confirmed in writing to the Agent prior to each Advance under the Term Loan and determined in accordance with the following protocols:

(a)      The interest rate applicable to MetLife’s allocated portion of the first Advance under the Term Loan shall be equal to the sum of 250 basis points (2.50%) and the interpolated yield of a U.S. Treasury Note having a term to maturity closest to the (TBD)-year average life of the first Advance under the Term Loan as of 12:00 P.M. Central five business days prior to disbursement, unless Borrower otherwise requests that the interest rate be determined on another business day that is not more than 30 days prior to funding. Borrower may elect to circle an interest rate by notifying MetLife by telephone prior to 12:00 PM Central of its intent to circle.

(b)      The interest rate applicable to MetLife’s allocated portion of the second Advance under the Term Loan shall be equal to the sum of 250 basis points (2.50%) and the interpolated yield of a U.S. Treasury Note having a term to maturity closest to the (TBD)-year average life of the second Advance under the Term Loan as of 12:00 P.M. Central five business days prior to disbursement, unless Borrower otherwise requests that the interest rate be determined on another business day that is not more than 30 days prior to funding. Borrower may elect to circle an interest rate by notifying MetLife by telephone prior to 12:00 PM Central of its intent to circle.

(c)      The interest rate applicable to MetLife’s allocated portion of the third Advance under the Term Loan shall be equal to the sum of 250 basis points (2.50%) and the interpolated yield of a U.S. Treasury Note having a term to maturity closest to the (TBD)-year average life of the third Advance under the Term Loan as of 12:00 P.M. Central five business days prior to disbursement, unless Borrower otherwise requests that the interest rate be determined on another business day that is not more than 30 days prior to funding. Borrower may elect to circle an interest rate by notifying MetLife by telephone prior to 12:00 PM Central of its intent to circle.

“MetLife Fixed Rate Loan” shall mean any Loan that bears interest at the MetLife Fixed Rate.

“MetLife Make-Whole Agreement” shall mean the Amended and Restated MetLife Make-Whole Agreement between Borrower and MetLife dated as of the date of this Agreement.

“Net Capital Expenditures” shall mean, during any period of determination, Borrower’s: (a) property, plant and equipment at the end of such period (including that held under capitalized leases), less (b) property, plant and equipment at the beginning of such period (including that held under capitalized leases), plus (c) depreciation expense during such period.

“Note” or “Notes” shall mean any one of the Line of Credit Notes, the Term Notes or the Revolving Term Notes or all of the Line of Credit Notes, the Term Notes and the Revolving Term Notes, respectively.

“Net Worth” of Borrower shall mean, as of the date of determination, the difference (positive only) between (a) the total assets of Borrower, calculated in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper and (b) the Total Debt of Borrower.

“Owner” shall mean any Person who is a holder of Borrower’s capital stock or holds a partnership or membership interest in Borrower.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, cooperative, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Rate” shall mean the prime rate announced by CoBank from time to time, which is a base rate that CoBank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by CoBank. With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by CoBank.

“Prior Loan Agreement” shall have the meaning given such term in the Recitals.

“Producer Payables” shall mean all amounts at any time payable by Borrower for the purchase of Inventory.

“Property” shall mean those premises owned or operated by Borrower, including without limitation, the real property described in Borrower’s mortgages referred to in Section 5.1.

“Pro Rata Percentage” shall mean with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender’s Line of Credit Loan Commitment, Term Loan Commitment and Revolving Term Loan Commitment, respectively, and the denominator of which shall be the aggregate amount of all the Line of Credit Loan Commitments, Term Loan Commitments and Revolving Term Loan Commitments of the Lenders, respectively, as adjusted from time to time in accordance with Section 10.23, which percentages shall, in each case, be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement; provided, however, that from and after the occurrence and during the continuance of a Matured Default, the Pro Rata Percentage of a Lender shall be adjusted as follows: (a) in respect of a Lender’s right to share in payments and recoveries in respect of the liquidation of Term Loan Collateral, a fraction (expressed as a percentage), the numerator of which shall be the principal amount of all Loans due and owing to such Lender under its Term Loan Commitment and its Revolving Term Loan Commitment, in the aggregate, and the denominator of which shall be the aggregate principal amount of all Loans due and owing to all Lenders under their Term Loan Commitments and Revolving Term Loan Commitments, in the aggregate; and (b) in respect of a Lender’s right to share in payments and recoveries in respect of the liquidation of Line of Credit Collateral, a fraction (expressed as a percentage), the numerator of which shall be the principal amount of all Loans and LC Obligations due and owing to such Lender under its Line of Credit Commitment and the denominator of which shall be the aggregate principal amount of all Loans and LC Obligations due and owing to all Lenders under their Line of Credit Commitments, in the aggregate.

“Quoted Rate” shall mean, with respect to each day during each Interest Period applicable to a Quoted Rate Advance, the rate quoted by the Agent in its sole discretion, in each instance for a permitted Interest Period as requested by Borrower from time to time. The Agent shall be entitled to quote any rate it so desires to be applicable to a Quoted Rate Loan and shall have no obligation to justify or explain to Borrower the basis for any such Quoted Rate.

“Quoted Rate Loan” shall mean any Loan that bears interest at a Quoted Rate.

“Rate Protection Agreement” means, collectively, any currency or interest rate swap, cap, collar or similar agreement or arrangements designed to protect against fluctuations in interest rates or currency exchange rates entered into by Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an affiliate of a Lender.

“Required Lenders” shall mean, at any time Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of all of the Lenders’ Commitments, which percentage shall be applicable even in the event that the commitments of the Lenders to make

Advances have been suspended or terminated in accordance with the terms of this Agreement; provided, however, that from and after the occurrence of a Matured Default and for so long as such Matured Default shall continue, “Required Lenders” shall mean at any time Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of all outstanding Loans and LC Obligations.

“Revolving Term Loan Commitment” shall mean as to any Lender with a Revolving Term Loan Commitment, such Lender’s Pro Rata Percentage of the Revolving Term Loan Commitment of $56,000,000, as reduced from time to time in accordance with Section 2.2, as set forth opposite such Lender’s name under the heading “Revolving Term Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be terminated pursuant to Sections 2.3(c), 2.8 or 9.1; and “Revolving Term Loan Commitments” shall mean collectively, such Revolving Term Loan Commitments for all of such Lenders.

“Revolving Term Loan Maturity Date” shall mean April 1, 2016.

“Term Loan Collateral” shall mean all assets of Borrower except those assets constituting Line of Credit Collateral.

“Term Loan Commitment” shall mean as to any Lender with a Term Loan Commitment, such Lender’s Pro Rata Percentage of the Tranche A Term Loan Commitment of $28,400,000 and/or such Lender’s Pro Rata Percentage of the Tranche B Term Loan Commitment of $28,400,000, as reduced from time to time in accordance with Section 2.2, as set forth opposite such Lender’s name under the heading “Term Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be terminated pursuant to Sections 2.3(c), 2.8 or 9.1; and “Term Loan Commitments” shall mean collectively, such Tranche A Term Loan Commitments and/or Tranche B Term Loan Commitments for all of such Lenders.

“Term Loan Maturity Date” shall mean January 1, 2015.

“Termination Date” shall mean December 1, 2006.

“Total Debt” shall mean Borrower’s total liabilities as determined in accordance with GAAP consistently applied.

“Type” shall mean, with respect to any Loan, whether such Loan is a Base Rate Loan, Quoted Rate Loan or a LIBOR Rate Loan.

“Working Capital” shall mean as of any particular date, the amount of Borrower’s consolidated current assets, less Borrower’s consolidated current liabilities (both as determined in accordance with GAAP consistently applied), except that in determining current assets, any amount available under the Adjusted Revolving Term Loan Commitment (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

1.2 Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location

Advance, Advances	Section 2.1.6
Agreement	Introduction
Application	Section 2.1.5
Assignee	Section 10.23
Assignment and Acceptance	Section 10.23
Beneficiary	Section 2.1.5
Benefit Plans	Section 6.20
Borrower	Introduction
Borrower’s Proportionate Share	Section 2.9
Borrower’s Work on the Michigan Project	Construction Lending Protocol for the Michigan Project
Broker	Section 5.15
CoBank Equities	Section 10.36
Code	Section 1.4
Completion of the Iowa Project	Construction Lending Protocol for the Iowa Project
Completion of the Michigan Project	Construction Lending Protocol for the Michigan Project
Compliance Certificate	Section 7.1
Construction Contract Assignment for the Iowa Project	Construction Lending Protocol for the Iowa Project
Construction Contract Assignment for the Michigan Project	Construction Lending Protocol for the Michigan Project
Construction Contract for the Iowa Project	Construction Lending Protocol for the Iowa Project
Construction Contract for the Michigan Project	Construction Lending Protocol for the Michigan Project
Default Rate	Section 2.2
Eligible Accounts	Section 3.1
Eligible Inventory	Section 3.2
Environmental Laws	Section 6.10
Equalization Transfer	Section 2.1.6
ERISA	Section 6.20
Excess	Section 10.24
Iowa Project	Section 2.4
Iowa Project Site	Construction Lending Protocol for Iowa Project
Lenders	Introduction
Line of Credit	Section 2.1.2
Line of Credit Advances	Section 2.1.2
Line of Credit Notes	Section 2.1.2

Term	Location
Loan Account	Section 2.6
Loan, Loans	Section 2.1.6
Michigan Project	Section 2.4
Michigan Project Site	Construction Lending Protocol for Michigan Project
Purchasing Lender	Section 2.1.6
Replacement Candidate	Section 10.32
Revolving Term Loan	Section 2.1.4
Revolving Term Loan Advance	Section 2.1.4
Revolving Term Loan Notes	Section 2.1.4
Securities Act	Section 10.33
Selling Lender	Section 2.1.6
Swing Line	Section 2.1.1
Swing Line Advances	Section 2.1.1
Taxes	Section 10.22
Term Loan	Section 2.1.3
Term Loan Advance	Section 2.1.3
Term Notes	Section 2.1.3
Tranche A Term Loan	Section 2.1.3
Tranche B Term Loan	Section 2.1.3
UCP	Section 2.1.5

1.3  Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP, as consistently applied as of the date of this Agreement.

1.4  Others Defined in Colorado Uniform Commercial Code. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Colorado (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Intellectual Property Rights, Investment Property, Letters of Credit, Letter-of-Credit-Rights, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

2	LOANS, LETTERS OF CREDIT AND FEES.

2.1   Loans and Letters of Credit. Subject to all of the terms and conditions contained in this Agreement, the Agent and the Lenders severally and not jointly agree to make the following extensions of credit to or for the benefit of Borrower:

2.1.1   Swing Line. The Agent agrees to make advances (“Swing Line Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement, upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (local time of Agent) on the first Business Day prior to the date of any proposed Advance, through and including the earlier of the Maturity Date or the Termination Date, in amounts up to the lesser of: (a) Two Million Dollars ($2,000,000) minus the outstanding Swing Line Advances; (b) the Available Amount or (c) the then current Borrowing Base Limit (“Swing Line”). The Swing Line Advances shall be evidenced by and repayable in accordance with the terms of Borrower’s Line of Credit Note to CoBank. The Agent, upon the written approval of the Required Lenders, may elect to make Swing Line Advances to Borrower in excess of the dollar amount stated above (but not in excess of the Available Amount or the Borrowing Base Limit), and any such Swing Line Advances shall also be governed by the terms hereof. The Agent shall also have the option, in its sole discretion and without any obligation to do so, to extend the Termination Date for the making of Swing Line Advances, provided, however, any Lender that does not give its written approval of such extension of the Termination Date shall have no obligation to make Equalization Transfers in respect of Swing Line Advances made after the original Termination Date. In the event that the Agent elects to extend such Termination Date, the Agent shall give notice to Borrower pursuant to Section 10.19.

2.1.2 Line of Credit. Each Lender with a Line of Credit Loan Commitment severally agrees to make advances (“Line of Credit Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.6), upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (local time of Agent) on the third Business Day prior to the date of any proposed LIBOR Rate Loan or upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (local time of Agent) on the first Business Day prior to the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the lesser of (a) the Available Amount on such Business Day or (b) the Borrowing Base Limit on such Business Day, through and including the earlier of the Termination Date or the Maturity Date, in aggregate amounts up to the lesser of the Available Amount or the then current Borrowing Base Limit (“Line of Credit”). The Line of Credit Advances shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory notes to each of the Lenders (“Line of Credit Notes”), the form of which is attached as Exhibit 2A. The Lenders with a Line of Credit Commitment, in their sole and absolute discretion, may elect to make Line of Credit Advances to Borrower in excess of the amounts available pursuant to the terms of this Agreement, and any such Line of Credit Advances shall also be governed by the terms hereof. The Lenders with a Line of Credit Commitment shall also have the option, in their sole discretion and without any obligation to do so, to extend the Termination Date for the making of Line of Credit Advances. In the event that the Lenders elect to extend such Termination Date, the Agent shall give notice to Borrower pursuant to Section 10.19. As of the Closing Date, all outstanding Line of Credit Advances under the Prior Loan Agreement shall be deemed issued and outstanding under this Agreement and shall be evidenced by the Line of Credit Notes as if made hereunder.

2.1.3 Term Loan. Each Lender with a Term Loan Commitment severally agrees to make advances (“Term Loan Advances”) to Borrower (through the Agent as set forth in Section 2.1.6), up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments (respectively, the “Tranche A Term Loan” and the “Tranche B Term Loan”, and collectively, “Term Loan”). The Term Loan shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory notes to each of the Lenders (“Term Notes”), the forms of which are attached as Exhibit 2B. Term Loan Advances shall be the lesser of (a) Fifty-six Million Eight Hundred Thousand Dollars ($56,800,000); or (b) Sixty-Five Percent (65%) of the appraised value of the ethanol production facility at Lakota, Iowa, currently owned and operated by Borrower, that is a part of the Property and is located at the Iowa Project Site. As of the date of this Agreement, the outstanding principal balance of the Tranche A Term Loan is $23,400,000 and the outstanding principal balance of the Tranche B Term Loan is $23,400,000. Subject to and in accordance with Construction Lending Protocol for the Iowa Project and subject to the other terms and conditions of this Agreement, after Completion of the Iowa Project, but not later than February 15, 2006, additional Term Loan Advances shall be made to the Borrower in the aggregate amount of $10,000,000, constituting the remaining unadvanced portion of the Term Loan Commitment. Amounts representing Term Loan Advances that have been (or will in the future be) repaid by Borrower may not be reborrowed. As of the Closing Date, all outstanding Term Loan Advances under the Prior Loan Agreement shall be deemed issued and outstanding under this Agreement and shall be evidenced by the Term Notes as if made hereunder.

2.1.4  Revolving Term Loan. Each Lender with a Revolving Term Loan Commitment severally agrees to make advances (“Revolving Term Loan Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.6), upon Borrower’s written (including facsimile) notice given by Borrower to Agent not later than 11:00 a.m. (local time of Agent) on the first (1st) Business Day prior to the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Adjusted Revolving Term Loan Commitment Amount on such Business Day, less all outstanding Revolving Term Loan Advances, through and including the Term Loan Maturity Date (the “Revolving Term Loans”). The Revolving Term Loan Advances shall be made subject to and in accordance with the Construction Lending Protocol for the Michigan Project (Exhibit 1D) and subject to the other terms and conditions of this Agreement. The Revolving Term Loan shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory notes to each of the Lenders (“Revolving Term Notes”), the form of which is attached as Exhibit 2C. Within the above limits, Borrower may obtain Revolving Term Advances, prepay Revolving Term Advances in accordance with the terms hereof and reborrow Revolving Term Advances in accordance with the applicable terms and conditions of this Agreement.

2.1.5  Letters of Credit.

(a)        The Agent further agrees to issue or cause to be issued by a Lender, Letters for Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender thereby becoming an Issuer) in amounts up to the lesser of: (a) Three Million Dollars ($3,000,000) minus the then outstanding LC Obligations; (b) the Available Amount or (c) the then current Borrowing Base Limit, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary”, whether one or more), in form and substance acceptable to the Issuer, with an expiration date not later than the Termination Date. In order to effect the issuance of each Letter, Borrower shall deliver to the Agent a letter of credit application (the “Application”) not later than 11:00 a.m. (local time of Agent), five (5) Business

Days prior to the proposed date of issuance of the Letter. The Application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which such Letter is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Letter and stating that all conditions precedent to such issuance have been satisfied. The Agent shall provide Borrower and each Lender with a copy of the Letter that has been issued. Each Letter shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject, as applicable, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or the International Standby Practices (ISP 98 — International Chamber Of Commerce Publication Number 590) (in each case, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuer, the “UCP” and the “ISP98”, respectively), and shall, as to matters not governed by the UCP or the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State in which the Issuer resides.

(d)        Upon the issuance date of each Letter, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender with a Line of Credit Loan Commitment, and each other such Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender’s Pro Rata Percentage, in the Letter, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under the Letter. If requested by the Agent, the other Lenders with a Line of Credit Loan Commitment will execute any other documents reasonably requested by the Agent to evidence the purchase of such participation.

(e)        If Issuer has received documents purporting to draw under a Letter that Issuer believes conform to the requirements of the Letter, or if Issuer has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on any Letter that Issuer does not believe conforms to the requirements of the Letter, Issuer or the Agent will notify Borrower of that fact. An amount equal to the amount of such drawing shall be paid by a Swing Line Advance or Line of Credit Advances initiated by the Agent on the date such drawing is made. The obligation of Borrower to repay the Agent for any Advance made to fund such reimbursement, shall be absolute, unconditional and irrevocable, shall continue for so long as any LC Obligation is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(i)	Any lack of validity or enforceability of any Letter or LC Obligation;

(ii)

The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter (or any Person for whom any such beneficiary, transferee or holder may be acting), Issuer or any other Person, whether in connection with a Letter, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(iii)

Any statement or any other document presented under any Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appeared to comply with the terms of the Letter.

(f)     None of Issuer, the Lenders or any of the officers, directors or employees of any of them shall be liable or responsible for, and the obligations of Borrower to Issuer and the Lenders shall not be impaired by:

(i)	The use that may be made of any Letter or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)

The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Letter;

(iii)	The acceptance by Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)	Any other action of Issuer in making or failing to make payment under any Letter if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.

(g)        Notwithstanding the foregoing, Borrower shall have a claim against Issuer and the Agent, and Issuer and/or the Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Issuer’s or the Agent’s willful misconduct or gross negligence in determining whether documents presented under any Letter comply with the terms thereof.

(h)        If any Letter is issued and outstanding on the Maturity Date, Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer, cash collateral in an amount equal to the LC Obligations relating to such Letter.

2.1.6  Equalization Transfers.

(a)      The Swing Line Advances, the Line of Credit Advances, the Term Loan Advances and the Revolving Term Loan Advances (collectively “Advances” and individually, an “Advance”) shall also sometimes collectively be referred to in each case as a “Loan” and collectively the “Loans”. It is anticipated that on each Business Day Borrower may wish to borrow and repay Loans. To the extent possible, these Loans will be made under the Swing Line. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent may fund daily Loans for the accounts of the Lenders and apply daily repayments of Loans to the accounts of the Lenders, other than according to the Lenders’ Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Loan on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Loan on the date of payment thereof), provided however, that no such Loan shall be made and no repayment of a Loan shall be applied other than according to the Lenders’ Pro Rata Percentages, if: (i) at the time of such Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to the requested Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Loans held according to the Lenders’ Pro Rata Percentages, would exceed $2,000,000; or (iii) after giving effect to the requested Loan, CoBank would hold at the end of any Business Day, Loans under the Term Loan exceeding its Term Loan Commitment, Loans under the Revolving Term Loan exceeding its Revolving Term Loan Commitment or Loans under the Swing Line and the Line of Credit exceeding its Line of Credit Loan Commitment plus $2,000,000.

(b)      At any time in the discretion of the Agent and in any event as of the end of the first Business Day of each week if the outstanding Loans are not held according to the Lenders’ Pro Rata Percentages, by reason of Swing Line Advances by the Agent or otherwise, the Agent shall give notice to the Lenders of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an “Equalization Transfer”) required to cause the Loans to be held by the Lenders according to their Pro Rata Percentages. On the next Business Day following such notice the necessary Equalization Transfers shall be made in Immediately Available Funds not later than 11:00 a.m. (local time of Agent); provided, however, Equalization Transfers necessary to avoid the event described in Section 2.1.6(a)((iii)) shall be made on the same Business Day.

(c)      Except as provided in Section 2.1.6(d), any Equalization Transfer by the Lenders to the Agent shall be deemed to constitute Loans by such Lenders to Borrower and repayments by Borrower of Loans held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Loans by the Agent to Borrower and repayments of Loans held by the Lenders.

(d)      In the event that on the date on which any Equalization Transfer is required to be made pursuant to Section 2.1.6(b), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Loans of the Lenders to Borrower, to the end that each of the Lenders shall have an undivided participating interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

(e)      At any time after any Lender (a “Selling Lender”) has received any Equalization Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender”) of a direct interest in such Selling Lender’s Loans pursuant to Section 2.1.6(d), if such Selling Lender receives any payment on account of its Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct undivided participating interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing

Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

(f)      Each Lender’s obligation to make Equalization Transfers pursuant to Section 2.1.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (iv) any breach of this Agreement by Borrower or any other Lender, including without limitation, any other Lender’s failure to make any Equalization Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.2 Payment of Principal and Interest; Default Rate; Reduction of Revolving Term Loan Commitment. Except as otherwise provided in this Agreement, the principal amount outstanding under the Line of Credit Notes shall be due and payable on the Termination Date. Except as otherwise provided in this Agreement, the principal amount outstanding under the Term Notes shall be payable in quarterly installments (which shall be applied pro-rata to the Term Notes) of $1,500,000 each, commencing on January 1, 2006 and on the first day of each quarter thereafter, with any and all remaining principal outstanding on the Maturity Date due and payable on the Maturity Date. On each such scheduled payment date with respect to the Term Loans as provided above, the Term Loan Commitment shall automatically and irrevocably reduce, in the aggregate, by the amount of each such required payment. Except as otherwise provided in this Agreement, the principal amount outstanding under the Revolving Term Notes shall be payable in semi-annual installments (which shall be applied pro-rata to the Revolving Term Notes) of (i) $2,680,000 each, commencing on April 1, 2007 and continuing on the first day of each October and April thereafter through and including April 1, 2015, (ii) $5,680,000 on October 1, 2015 and (iii) $4,760,000 on April 1, 2016, with any and all remaining principal outstanding on the Maturity Date due and payable on the Maturity Date. Additional mandatory prepayments of the principal amount outstanding under the Term Loan and the Revolving Term Loan shall be payable as follows: On or before the 10th day after the receipt thereof, an amount equal to one hundred percent (100%) of any Excess Sale Proceeds, applied first, to the Revolving Term Loan and second, to the Term Loan. On each such scheduled payment date with respect to the Revolving Term Loans as provided above, and upon mandatory prepayment from Excess Sales Proceeds, the amount of the Revolving Term Loan Commitment shall automatically and irrevocably reduce, in the aggregate, by the amount of each such required payment. Loans under the Swing Line shall be Base Rate Loans. Loans under the Line of Credit may, at the option of Borrower, be Base Rate Loans or LIBOR Rate Loans. Loans under the Tranche A Term Loan may, at the option of Borrower, be Base Rate Loans, LIBOR Rate Loans or Quoted Rate Loans. Loans under the Revolving Term Loan may, at the option of the Borrower, be Base Rate Loans, LIBOR Rate Loans or Quoted Rate Loans. Each request for LIBOR Rate Loans or Quoted Rate Loans shall be in a minimum amount of $1,000,000 and an integral multiple of $500,000 and shall be subject to the restrictions set forth in the definition of Interest Period and the other restrictions set forth in this Section 2.2. Loans under the Tranche B Term Loan shall be MetLife Fixed Rate Loans. Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a)      So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Base Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(b)      So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each day of each Interest Period for such Loan equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months, six months and nine months after the making of such LIBOR Rate Loan, as the case may be, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(c)      So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a MetLife Fixed Rate Loan, a rate per annum equal to the lesser of (i) the MetLife Fixed Rate applicable to such Loan and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(d)      So long as no Matured Default has occurred or is continuing, during such periods as a Loan is a Quoted Rate Loan, a rate per annum during each day such Quoted Rate Loan shall remain outstanding equal to the lesser of (i) the Quoted Rate, as established by the Agent in its sole discretion, and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(e)      After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent may (upon the direction of the Required Lenders) notify Borrower that any and all amounts due hereunder, under the Notes or under any other Financing Agreement, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the “Default Rate”) equal to the lesser of (i) (A) with respect to a Base Rate Loan, the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin; (B) with respect to a LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Loan plus the Applicable Margin; (C) with respect to MetLife Fixed Rate Loans, the sum of five percent (5.0%) per annum plus the applicable MetLife Fixed Rate; or (D) with respect to Quoted Rate Loans, the sum of two percent

(2.0%) per annum plus the Quoted Rate then in effect for such Quoted Rate Loan; or (ii) the Highest Lawful Rate.

(f)      Computations of interest pursuant to this Section 2.2 shall be made by the Agent with respect to Base Rate Loans on the basis of a year of 365/366 days and with respect to LIBOR Rate Loans, MetLife Fixed Rate Loans and Quoted Rate Loans on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest with respect to all Loans, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent or MetLife of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(g)      Borrower may on any Business Day, upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed interest conversion or rollover, (a) convert Loans of one Type into Loans of another Type, unless restricted under the terms of this Agreement, or (b) continue or rollover existing LIBOR Rate Loans or Quoted Rate Loans; provided however, (i) with respect to any conversion into or rollover of a LIBOR Rate Loan or Quoted Rate Loan, no Default or Matured Default shall have occurred and be continuing, (ii) with respect to any facsimile notice of interest conversion, Borrower shall promptly confirm such notice by sending the original notice to the Agent, (iii) any continuation or rollover of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and (iv) any continuation or rollover of Quoted Rate Loans for the same or a different Interest Period or into Base Rate Loans or LIBOR Rate Loans shall be made on, and only on, the last day of the Interest Period for such Quoted Rate Loan. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans or Quoted Rate Loans, and (z) if such interest conversion is into Loans constituting LIBOR Rate Loans or Quoted Rate Loans, the duration of the Interest Period for each such Loan. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on Borrower. If Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loan or Quoted Rate Loans as set forth above, such Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period with respect thereto. The provisions of this Section 2.2(g) shall also apply to initial Advances made as LIBOR Rate Loans or Quoted Rate Loans.

2.3  Prepayments; Termination of the Commitments; Prepayment Fees.

(a)      Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 2.3. With respect to any prepayment other than prepayments made pursuant to the Agent’s routine receipt of proceeds of Accounts and Inventory in accordance with the provisions of this Agreement, Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the Loans to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 11:00 a.m. (local time of Agent): (a) with respect to any Loan which is a Base Rate Loan, on the date of the proposed prepayment, and (b) with respect to any Loan which is a LIBOR Rate Loan or Quoted Rate Loan, three (3) Business Days prior to the date of the proposed prepayment. All prepayments of Base Rate Loans shall be without premium. All prepayments of LIBOR Rate Loans or Quoted Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium thereon, provided however, that losses, costs or expenses incurred by any Lender as described in this Section 2.3 shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Loans or Quoted Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under this Section 2.3. Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Loan or Quoted Rate Loan other than as provided in this Section 2.3.

(b)      Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan or Quoted Rate Loan and/or loss of net yield) as a result of (a) any payment, conversion, rollover, or prepayment of all or a portion of any LIBOR Rate Loan or Quoted Rate Loan on a day other than the last day of an Interest Period for such LIBOR Rate Loan or Quoted Rate Loan, (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender’s Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.2 (whether oral or written) but before the proposed date for such LIBOR Rate Loan or Quoted Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after receipt by the Agent of a notice of borrowing delivered pursuant to Section 2.2, the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of Borrower or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.2 or a notice of interest conversion delivered pursuant to Section 2.2. Any Lender demanding payment under this Section 2.3 shall deliver to Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a LIBOR Rate Loan or Quoted Rate Loan shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Loans or Quoted Rate Loans in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan or Quoted Rate Loan during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal, in the case of LIBOR Rate Loans or Quoted Rate Loans, to the LIBOR Rate or Quoted Rate, as the case may be, for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

(c)      Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $500,000 and an integral multiple of $500,000, but not to an amount less than $1,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit Loan Liabilities and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loan Liabilities to the extent necessary to cause the Available Amount to be not less than zero. Any partial reduction of the Line of Credit Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit Loan Commitments of each of the Lenders with a Line of Credit Loan Commitment. Voluntary and mandatory prepayments of the Term Loans and the Revolving Term Loans shall be applied first to required payments of principal in inverse order of maturity. Notwithstanding any other term of this Section 2.3, prepayments of the MetLife Fixed Rate Loans, shall be made together with amounts due to the holder thereof in accordance with the MetLife Make-Whole Agreement.

(d)      In the event that the Term Loans and the Revolving Term Loans are prepaid prior to December 31, 2007 in connection with any refinancing of the Term Loans and the Revolving Loans which is not provided by the Agent and the Lenders or in connection with any acquisition of the Borrowers or either Borrower or of the assets of the Borrowers or either Borrower (including by merger or otherwise) by another Person or Persons, then, simultaneously with such prepayment, the Borrowers jointly and severally agree to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages of the sum of the Term Loan Commitments and the Revolving Term Loan Commitments) a prepayment fee in an amount equal to two percent (2%) of the sum of the Term Loan Commitments and the Revolving Term Loan Commitments of all of the Lenders on such prepayment date. Notwithstanding the foregoing, the Borrowers shall not be obligated to pay the prepayment fee required by the preceding sentence in connection with a refinancing of the Term Loans and the Revolving Loans provided that (a) no Default or Matured Default exists at the time of such refinancing, (b) the Borrowers have requested in writing that the Agent and the Lenders provide increased financing (above the level of financing currently contemplated in this Agreement), (c) in connection with the request for increased financing, the Borrowers have promptly provided to the Agent and the Lenders such projections and other information related to such requested increased financing as the Agent and the Lenders shall have reasonably requested, (d) the Agent and the Lenders shall have notified the Borrowers in writing that the Agent and the Lenders have declined to provide such requested increased financing to the Borrowers, and (e) a Person or Persons other than the Agent and the Lenders shall have provided such increased financing to the Borrowers on terms which are identical in all material respects to the terms of the increased financing which were requested by the Borrowers from the Agent and the Lenders and declined by the Agent and the Lenders.

2.4 Purpose. The purpose of the Line of Credit and the Swing Line is to provide funds for the working capital needs and the general corporate purposes of the Borrower. The purpose of the Term Loan is to provide funds for the construction, in accordance with the applicable

Construction Lending Protocol, of an expansion to Borrower’s ethanol production plant located on the Borrower’s Property in Lakota, Iowa (such property, such existing plant and such expansion related to such existing plant are herein collectively referred to as the “Iowa Project”). The purpose of the Revolving Term Loan is to provide funds for the construction, in accordance with the applicable Construction Lending Protocol, of Borrower’s new ethanol production plant located on the Borrower’s Property in Riga, Michigan (such property and such plant are herein collectively referred to as the “Michigan Project”) and, so long as the unadvanced portion of the Revolving Term Loan is at all times sufficient to complete the Michigan Project, for the working capital needs and the general corporate purposes of the Borrower.

2.5  Loan Fees.

(a)      Agent’s Fees. Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder, an annual fee in the amount set forth in the Agent’s Letter. The annual Agent’s fee shall be due and payable in advance on the date of this Agreement and on each Anniversary Date as long as Advances are available or outstanding hereunder. Fronting fees shall be payable to the Agent at the issuance of each Letter, computed at the rate set forth in the Agent’s Letter on the face amount of such Letter. Each of the Agent’s fees shall be fully earned on the date they become payable and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent. The Agent’s Letter also covers the annual audit fee referred to in Section 10.7. No Persons other than the Agent shall have any interest in any such Agent’s fees. Borrower also agrees to reimburse the Agent, for any fees and expenses incurred in connection with the syndication of the Commitments as set forth in the Agent’s Letter.

(b)      Origination Fees. Borrower agrees to pay to the Agent for distribution to the Lenders with Revolving Term Loan Commitments, including the Agent (based on their respective Pro Rata Percentages of the Revolving Term Loan Commitments) a fee equal to Two Hundred and Eighty Thousand Dollars ($280,000) on the Closing Date. Borrower agrees to pay to the Agent for distribution to the Lenders with a Line of Credit Loan Commitment, including the Agent (based on their respective Pro Rata Percentages of the Line of Credit Commitments) a fee equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500) on the Closing Date. Each of the foregoing fees shall be fully earned when paid on the Closing Date, and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(c)      Non-Use Fee with respect to the Line of Credit. Borrower agrees to pay to the Agent for distribution to the Lenders with Line of Credit Commitments (based on their respective Pro Rata Percentages of the Line of Credit Commitments) a monthly non-use fee from the Closing Date to the Maturity Date, calculated using the applicable rate per annum provided in the Pricing Matrix attached as Schedule B hereto, and applied to the daily average Available Amount. The monthly non-use fee shall be due and payable in arrears with respect to the prior month on the first day of each month hereafter through the Maturity Date. Each monthly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(d)      Non-Use Fee with respect to the Revolving Term Loan. Borrower agrees to pay to the Agent for distribution to the Lenders with Revolving Term Loan Commitments (based on their respective Pro Rata Percentages of the Revolving Term Loan Commitments) a monthly non-use fee from the date on which the Borrower requests the initial Revolving Term Loan Advance or June 1, 2006, whichever occurs earlier, through the Maturity Date, calculated using the applicable rate per annum provided in the Pricing Matrix attached as Schedule B hereto, and applied to the difference between the aggregate amount of the Revolving Term Loan Commitments and the outstanding principal amount of the Revolving Term Loan Advances. The monthly non-use fee shall be due and payable in arrears with respect to the prior month on the first day of each month hereafter through the Maturity Date. Each monthly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(e)      Letter of Credit Fees. Borrower agrees to pay to the Agent, for distribution to the Lenders with Line of Credit Commitments (based on their respective Pro Rata Percentages of the Line of Credit Commitments), a fee, payable monthly, quarterly or annually, as mutually agreed to by the Agent and the Borrower in respect of each Letter issued hereunder, computed at a rate per annum equal to the then effective Applicable Margin on the aggregate daily average face amounts of all Letters outstanding during such period. Borrower shall also pay to the Agent for the account of the Issuer issuing any Letter, the normal and customary processing fees charged by such Issuer in connection with the issuance of or drawings under each such Letter. Each letter of credit fee and processing fee shall be fully earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(f)      Calculation of Fees. The fees payable under this Section 2.5 which are based on an annual percentage rate shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under this Section 2.5 shall be conclusive and binding for all purposes, absent manifest error.

(g)      Fees Not Interest. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in Immediately Available Funds. All fees shall be non-refundable.

2.6  Borrower’s Loan Account. The Agent shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all Line of Credit Advances made by the Agent to Borrower pursuant to this Agreement; (b) all Term Loan Advances made by the Agent to Borrower pursuant to this Agreement; (c) all Revolving Term Loan Advances made by the Agent to Borrower pursuant to this Agreement; (d) all Swing Ling Advances made by the Agent to Borrower pursuant to this Agreement; (e) all receipts and disbursements from and to the other Lenders; (f) all payments made by Borrower; and (g) all other appropriate debits and credits as provided in this Agreement, including without limitation, all receipts of cash proceeds of collateral, fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

2.7  Statements. All Advances to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to Borrower and the Lenders written statements of account, the balance in Borrower’s Loan Account, as set forth on the Agent’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Lenders by Borrower and, as the case may be, by the Lenders to each other. On or about the last day of each calendar month, the Agent shall mail to Borrower a statement setting forth the balance of Borrower’s Loan Account, including without limitation, principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within sixty (60) days after receipt of any statement from the Agent, Borrower or a Lender shall deliver to the Agent written objection specifying the error or errors, if any, contained in such statement.

2.8  Termination of Commitments . Subject to and in accordance with Section 9.1, the Agent shall have the right, without notice to Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Line of Credit Loan Commitments shall be deemed immediately terminated, without notice to Borrower, on the Termination Date if the Lenders elect not to extend the Termination Date of the Swing Line and the Line of Credit pursuant to Sections 2.1.1 and 2.1.2. In the event the Commitments are terminated, the remainder of this Agreement and the other Financing Agreements shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower or any guarantor of the Liabilities, or Borrower or any guarantor of the Liabilities makes an assignment for the benefit of creditors, the Commitments shall be deemed to be terminated immediately, and all the Liabilities shall be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower, provided, however, that in the event a proceeding against Borrower or any guarantor of the Liabilities is dismissed within thirty (30) days of the date of its filing then the Commitments shall be deemed to be reinstated as of the date the order of dismissal becomes final and the Agent is given notice thereof, and provided, however, the automatic reimbursement of the Issuer by the Lenders as provided for in this Agreement shall continue with respect to any post-petition drawings under any Letters. This Agreement shall terminate when the Commitments have terminated, any Letters issued hereunder have terminated and the Liabilities have been indefeasibly paid in full.

2.9  Contribution Agreement. As an inducement to the Agent and the Lenders to make Advances and extend credit to each Borrower, each Borrower agrees to indemnify and hold the other harmless from and each shall have a continuing right of contribution against each other Borrower, if and to the extent that a Borrower makes or is caused to make disproportionate payments of the Liabilities in excess of that Borrower’s Proportionate Share (as defined below), from dispositions of its assets or otherwise. These indemnification and contribution obligations shall be unconditional and continuing obligations of each Borrower and shall not be waived, rescinded, modified, limited or terminated in any way whatsoever without the prior written consent of the Agent and the Lenders, in their sole discretion. For purposes hereof, a Borrower’s Proportionate Share shall mean a fraction, in which the numerator is the net worth of a Borrower (defined as the fair salable value of its assets minus its liabilities, other than the Liabilities and its contribution obligations hereunder) on the date of the determination with regard to such payments and the denominator is the consolidated net worth of every Borrower (as so defined) on such date.

3	BORROWING BASE.

3.1  Eligible Accounts. The Agent shall have the right, in the exercise of the Agent’s reasonable discretion, to determine whether Accounts are eligible for inclusion in the Borrowing Base at any particular time (such eligible accounts being referred to as “Eligible Accounts”). Without limiting the Agent’s right to determine that Accounts do not constitute Eligible Accounts, the following Accounts shall not be Eligible Accounts: (a) all Accounts which are at that time unpaid for a period exceeding sixty (60) days after the original invoice due date of the original invoice related thereto; (b) all Accounts owing by an Account Debtor if more than ten percent (10%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding sixty (60) days after the invoice due date of the original invoice related thereto; (c) those Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A, of an Account Debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all other Eligible Accounts of all other Account Debtors; (d) those Accounts owing from the United States or any department, agency or instrumentality thereof unless Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent; (e) Accounts which arise out of transactions with Affiliates; (f) Accounts of an Account Debtor that is located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent or are covered by foreign credit insurance acceptable to the Agent; (g) Accounts which are or may be subject to rights of setoff or counterclaim by the Account Debtor (to the extent of the amount of such setoff or counterclaim); (h) Accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) Accounts which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person.

3.2  Eligible Inventory. The Agent shall have the right, in the exercise of the Agent’s reasonable discretion, to determine whether Inventory is eligible for inclusion in the Borrowing Base at any particular time (such eligible inventory being referred to as “Eligible Inventory”). Without limiting the Agent’s right to determine that Inventory does not constitute Eligible Inventory, the following Inventory shall not be Eligible Inventory: (a) Inventory reasonably determined by the Agent to be out-of-condition or otherwise unmerchantable, including, without limitation, Inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state’s Department of Agriculture, or any other Governmental Authority having regulatory authority over Borrower or any of Borrower’s assets or activities; (b) Inventory for which a prepayment has been received; (c) Inventory in the possession of third parties, unless it is Inventory: (i) at a location shown on Exhibit 3B, for which the Agent has received a bailee letter satisfactory to the Agent, executed by such third party, or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either: (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Goods; (d) Inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and (e) Inventory which in the Agent’s opinion may be subject to liens or conflicting claims of ownership (except with regard to Producer Payables deducted in accordance with the Borrowing Base computation), whether such liens or conflicting claims are asserted or could be asserted by any Person.

4	CONDITIONS TO ADVANCES AND LETTERS.

Notwithstanding any other provisions to the contrary contained in this Agreement, the making of Advances or the issuance of Letters provided for in this Agreement shall be conditioned upon the following:

4.1  Approval of the Agent’s Counsel. Legal matters, if any, relating to any Advance or any Letter shall have been reviewed by and shall be satisfactory to counsel for the Agent.

4.2   Compliance. All representations and warranties contained in this Agreement shall be true on and as of the date of the making of each Advance or the issuance of each Letter as if such representations and warranties had been made on and as of such date, and no Default or Matured Default shall have occurred and be continuing or shall exist.

4.3  Documentation. Prior to the initial Advance, Borrower shall have executed and/or delivered to the Agent all of the documents listed on the List of Closing Documents attached as Exhibit 4A and a Borrowing Base Certificate setting forth the Borrowing Base as of a date not more than thirty (30) days prior to such Advance.

4.4  Hedging Activities. With respect to each Advance, the Agent shall be satisfied that Borrower is in compliance with Borrower’s covenants and agreements contained in Section 5.15.

4.5  Compliance with Construction Lending Protocol. With respect to each Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Iowa Project on and as of the date of any request for such Term Loan Advance. With respect to each Revolving Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Michigan Project on and as of the date of any request for such Revolving Term Loan Advance. In addition, prior to the date of the initial Advance under the Revolving Term Loan Commitment or March 1, 2006, whichever shall occur earlier, each of the following requirements shall have been satisfied to the satisfaction of the Agent: (a) the Agent shall have received such additional detail related to the total project cost certificate of the Borrower, the sworn construction cost statement of the General Contractor for the Michigan Project, and the sworn construction cost statement of the Borrower for the Borrower’s Work on the Michigan Project, and the matters covered thereby, all as the Agent and the disbursing agent for the Michigan Project shall require, (b) if required by the Agent, an endorsement to the Agent’s title insurance policy for the Iowa Project insuring the appurtenant utility easements described in the Agent’s mortgage on the Iowa Project, subject only to such exceptions as are acceptable to the Agent in its sole discretion; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (b) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or March 1, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (b), the Borrower shall have until March 31, 2006 to satisfy this requirement (b), (c) if not already included in the Agent’s title insurance policy for the Michigan Project, an endorsement to the Agent’s title insurance policy for the Michigan Project insuring the Borrower’s leasehold estate under that certain Lease dated May 16, 2005 from the Adrian & Blissfield Rail Road Company, as lessor, and Borrower, as lessee, as amended, subject only to such exceptions as are acceptable to the Agent in its reasonable discretion; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (c) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or March 1, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (c), the Borrower shall have until June 30, 2006 to satisfy this requirement (c), (d) an amendment to the Lease referred to in requirement (c) above, duly executed by the Adrian & Blissfield Rail Road Company in favor of Borrower, which permits the lien of the Agent in the Lease referred to in requirement (c) above, clarifies the concept of “cessation of operations” in a manner reasonably acceptable to the Agent, and agrees to such other changes in the Lease as shall be reasonably requested by the Agent; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (d) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or March 1, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (d), the Borrower shall have until June 30, 2006 to satisfy this requirement (d), (e) a consent and non-disturbance agreement in favor of the Borrower, duly executed by any mortgagee of the Adrian & Blissfield Rail Road Company in form and content reasonably acceptable to the Agent; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (e) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or March 1, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (e), the Borrower shall have until June 30, 2006 to satisfy this requirement (e), (f) a “to-be-built” survey of the Michigan Project in form and content acceptable to the Agent, (g) executed consents, acknowledgments and reliance letters from third-parties (including, without limitation, R.J. O’Brien, F.C. Stone, LLC, TIC and TIC Holdings, Inc.) to the extent not provided on the Closing Date, and (h) a new letter of credit (or amendment to the existing letter of credit) provided for the account of TIC for the benefit of the Borrower which complies with the requirements of the Construction Contract for the Michigan Project. Failure of the Borrower to satisfy the requirements set forth in the preceding sentence by the dates required in the preceding sentence shall constitute a Matured Default under this Agreement.

4.6  Equity Capital Funding.  Prior to the initial Advance under the Revolving Term Loan Commitment, evidence satisfactory to the Agent of the availability and funding of not less than Twenty Million Dollars ($20,000,000) from equity capital providers or non-refundable grants for use in construction of the Michigan Project.

4.7  Risk Management Policies.  The Borrower shall have provided the Agent with copies of risk management policies and programs acceptable to the Agent in its sole discretion regarding the procurement of corn and for ethanol and DDGS/WDGS marketing, together with evidence of the retention of professional organizations experienced in the marketing of ethanol and DDGS/WDGS acceptable to the Agent.

5	SECURITY.

5.1  Security Interests and Liens.  To secure the payment and performance of the Liabilities, each Borrower hereby grants to the Agent for the ratable benefit of the Lenders and the Issuer a continuing security interest in and to the following property and interests in property of each Borrower, whether now owned or existing or hereafter acquired or arising and wheresoever located: all Accounts, Inventory, Equipment, Farm Products, Goods, General Intangibles, Payment Intangibles, Commercial Tort Claims, Deposit Accounts, Margin Accounts, Commodity Accounts, Commodity Contracts, Securities Accounts, Investment Property, Instruments, Letter of Credit Rights, Documents, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Investor Notes and Investor Loan Documents, all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing), all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records), and all insurance policies insuring any of the foregoing. Each Borrower hereby agrees to grant to the Agent for the ratable benefit of the Lenders, liens and security interests against all of Borrower’s interests in the Iowa Project and related real and personal property, which liens and security interests shall be granted pursuant to an Amended and Restated Mortgage (which may be hereafter amended, modified or restated from time to time), in form and content acceptable to the Agent, dated as of the date hereof. Each Borrower hereby agrees to grant to the Agent for the ratable benefit of the Lenders, liens and security interests against all of Borrower’s interests in the Michigan Project and related real and personal property, which liens and security interests shall be granted pursuant to the Mortgage (which may be hereafter amended, modified or restated from time to time), in form and content acceptable to the Agent, dated as of the date hereof. Each Borrower shall also assign and grant a security interest to the Agent for the ratable benefit of the Lenders in all contracts, guaranties, plans, specifications and other contracts, rights and agreements which it may have related to the Iowa Project and the Michigan Project. Midwest Grain Processors Cooperative agrees to grant to the Agent for the ratable benefit of the Lenders, a pledge and security interest in one hundred percent (100%) of the membership interests in Midwest Grain Processors, LLC, pursuant to the Amended and Restated Pledge Agreement, in form and content acceptable to the Agent, dated as of the date hereof. Borrower agrees to grant to the Agent for the ratable benefit of the Lenders, an Assignment of Commodity Accounts and Commodity Contracts referred to in Section 5.15. Upon the request of Agent, each Borrower hereby agrees to grant to the Agent for the ratable benefit of the Lenders, liens and security interests in any other property, assets or rights which such Borrower may now have or hereafter acquire pursuant to documentation prepared by counsel to the Agent.

5.2  Endorsement by the Agent.  Borrower authorizes the Agent to endorse, in Borrower’s name, any item, however received by the Agent, representing payment on or other proceeds of any of the Collateral.

5.3  Delivery of Warehouse Receipts to the Agent.  In the event that any Inventory becomes the subject of a negotiable or nonnegotiable warehouse receipt, said warehouse receipt shall be promptly delivered to the Agent with such endorsements and assignments as are necessary to vest title and possession in the Agent. Provided that a Matured Default does not then exist and would not be created thereby, the Agent shall return such warehouse receipts to Borrower within two (2) Business Days of Borrower’s request therefor, but only for purposes of negotiation, delivery or exchange in the ordinary course of Borrower’s business, and provided, however, that Borrower shall comply with such terms and conditions deemed appropriate by the Agent to secure the return to the Agent of the proceeds of such warehouse receipts, where such return of proceeds would be required in accordance with Borrower’s obligations to the Agent under the Financing Agreements.

5.4  Preservation of Collateral and Perfection of Security Interests.  Borrower shall execute and deliver to the Agent, concurrently with the execution of this Agreement and at any time hereafter, all financing statements or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request, in a form satisfactory to the Agent, to perfect and keep perfected the security interest in the Collateral granted by Borrower to the Agent and otherwise to protect and preserve the Collateral and the Agent’s security interests. The Agent is hereby irrevocably authorized to file (and sign on behalf of Borrower, if necessary) UCC or effective financing statements on the Collateral on or before the date of this Agreement or from time to time hereafter. Borrower further agrees that an electronic, carbon, photographic, or other reproduction of a financing statement is sufficient as a financing statement. Borrower further authorizes, ratifies and approves any UCC financing statements filed to perfect the Agent’s security interest prior to the date of this Agreement. Each Borrower acknowledges that the grant of the security interest in favor of the Agent in Section 5.1 hereof constitutes a grant of security interest in all of each Borrower’s personal property and authorizes the Agent to file financing statements designating the collateral described therein as “all assets” of each Borrower. To perfect the Agent’s security interest in any Equipment covered by certificates of title, Borrower shall ensure that all such certificates of title are properly noted or endorsed by the appropriate state officials whenever such notation or endorsement is, in the Agent’s sole determination, either permitted or required as a condition to perfection.

5.5  Loss of Value of Collateral.  Borrower shall immediately notify the Agent of any material loss or decrease in the value of the Collateral.

5.6  Collection of Accounts; Power of Attorney.  At the request of the Agent, Borrower shall take all reasonable steps, including without limitation, the placement of such designations on invoices as may be appropriate, to cause all Account Debtors to make all payments to

Borrower for Borrower’s prompt deposit in a blocked account at CoBank or such other bank as the Agent shall require, which account shall be subject to a blocked account agreement or control agreement in form and content acceptable to the Agent. Upon and during the occurrence of a Matured Default, Borrower agrees, upon the Agent’s demand, to establish a lockbox into which Account Debtors shall make payments. Borrower hereby designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as Borrower’s true and lawful attorney-in-fact, with power, in Borrower’s or the Agent’s name, during the existence of a Matured Default, to: (a) demand payment of Accounts; (b) enforce payment of Accounts by legal proceedings or otherwise; (c) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect an Account; (d) sell or assign any Account upon such terms, for such amount and at such time or times as the Agent deems advisable; (e) settle, adjust, compromise, extend or renew any Account; (f) discharge and release any Account; (g) take control in any manner of any item of payment or proceeds of any Account; (h) prepare, file and sign Borrower’s name upon any items of payment or proceeds and deposit the same to the Agent’s account on account of the Liabilities; (i) endorse Borrower’s name upon any Chattel Paper, Document, Instrument, invoice, warehouse receipt, bill of lading, or similar Document or agreement relating to any Account or any other Collateral; (j) sign Borrower’s name on any verification of Accounts and notices to Account Debtors; (k) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or similar proceeding against any Account Debtor; and (l) do all acts and things which are necessary, in the Agent’s sole discretion, to sell, transfer or otherwise obtain the proceeds of any Collateral or otherwise to fulfill Borrower’s obligations under this Agreement. The foregoing power of attorney is coupled with an interest and is therefore irrevocable.

5.7  Account Covenants.  Borrower shall: (a) promptly upon Borrower’s learning thereof, inform the Agent, in writing, of any material delay in Borrower’s performance of any of Borrower’s obligations to any Account Debtor or of any assertion of any material claims, offsets or counterclaims by any Account Debtor; (b) not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature in excess of $50,000 with respect to any Account without the prior written consent of the Agent; and (c) promptly upon Borrower’s learning thereof, furnish to and inform the Agent of all material adverse information relating to the financial condition of any Account Debtor if Accounts attributable to such Account Debtor aggregate in excess of $50,000 or if such information would render such Account no longer an Eligible Account.

5.8  Account Records and Verification Rights.  Borrower represents and warrants to and covenants with the Agent that Borrower now keeps and at all times shall keep correct and accurate records relating to the Accounts and the financial and payment records of the Account Debtors, all of which records shall be available upon demand during Borrower’s usual business hours to any of the Agent’s officers, employees or agents. Any of the Agent’s officers, employees or agents shall have the right at any time, in the Agent’s name, in the name of a fictional nominee or in the name of Borrower, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise. Borrower shall promptly notify the Agent of any amounts that are in dispute for any reason in excess of $50,000 which are due and owing from an Account Debtor.

5.9  Notice to Account Debtors.  The Agent may (upon the direction of the Required Lenders), at any time or times upon and during the occurrence of a Matured Default, and without prior notice to Borrower, notify any or all Account Debtors that the Accounts have been assigned to the Agent and that the Agent has been granted a security interest therein and may direct any or all Account Debtors to make all payments upon the Accounts directly to the Agent or to a lockbox to be established pursuant to Section 5.6. The Agent shall furnish Borrower with a copy of such notice.

5.10  Inventory Records.  Borrower represents and warrants to and covenants with the Agent that Borrower now keeps and at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s costs and selling prices of Inventory and daily withdrawals and additions of Inventory, all of which records shall be available on demand during Borrower’s usual business hours to any of the Agent’s officers, employees or agents.

5.11  Special Collateral.  Immediately upon Borrower’s receipt thereof, Borrower shall (except as provided for in Section 5.3 with regard to warehouse receipts) deliver or cause to be delivered to the Agent, with such endorsements and assignments as are necessary to vest title and possession in the Agent, all Chattel Paper, Instruments and Documents which Borrower now owns or which Borrower may at any time acquire. Borrower shall promptly mark all copies of such Chattel Paper, Instruments and Documents to show that they are subject to the Agent’s security interest.

5.12  Remittance of Proceeds to the Agent.  Except as otherwise provided in Section 5.6, in the event any proceeds of any Collateral (other than proceeds of Inventory or Accounts Receivable received in the ordinary course of business) shall come into the possession of Borrower (or any of Borrower’s Owners, directors, officers, managers, employees, agents or any Persons acting for or in concert with Borrower), Borrower or such Person shall receive, as the sole and exclusive property of the Agent, and as trustee for the Agent, all monies, checks, notes, drafts and all other payments for and/or other proceeds of Collateral, and no later than the first Business Day following receipt, Borrower shall remit the same (or cause the same to be remitted), in kind, to the Agent or to such agent or agents (at such agent’s or agents’ designated address or addresses) as are appointed by the Agent for that purpose, to be applied to the Liabilities pursuant to Section 10.14.

5.13  Safekeeping of Collateral.  The Agent shall not be responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person relating to the Collateral. All risk of loss, damage, destruction or diminution in value of the Collateral shall be borne by Borrower.

5.14  Sales and Use of Collateral.  Except as set forth in this Section or in Section 8.6, Borrower shall not sell, lease, transfer or otherwise dispose of any Collateral. So long as there shall not have occurred and be continuing a Matured Default, Inventory may be sold by Borrower in the ordinary course of Borrower’s business, but shall not otherwise be taken or removed from Borrower’s premises or approved third party locations, except for raw materials or work in process for the purpose of conversion into finished Goods. Upon and during the occurrence of a Matured Default and if the Agent so notifies Borrower in writing, neither Inventory nor any other Collateral shall be sold or taken or removed from Borrower’s premises or approved third party locations, except with the prior written consent of the Agent and upon payment of an amount equivalent to the value of the Collateral to be sold or removed, such amounts to be paid to the Agent to be applied upon the Liabilities. So long as there shall not have occurred a Matured Default, Collateral may be used by Borrower in the ordinary course of Borrower’s business, subject to the Agent’s continuing security interest. Upon and during the occurrence of a Matured Default and if the Agent so notifies Borrower in writing, Collateral shall not be used except with the prior written consent of the Agent.

5.15  Margin Accounts.  All Margin Accounts shall be kept with FC Stone and R.J. O’Brien (collectively, “Broker”) unless the Agent shall otherwise consent in writing. Borrower represents and warrants to the Agent that: (a) Borrower is now the owner, free and clear of all liens, security interests and encumbrances, except for those in favor of the Agent or Broker, of any and all Margin Accounts which are listed in any financial statements or books and records of Borrower as being the property of Borrower; and (b) except as otherwise permitted by this Agreement, Borrower owns no open futures positions which are not either covered by existing, unsold Inventory or covered by reciprocal contracts for future delivery of the product by reliable sellers, or directly related to Inventory which Borrower plans to purchase in the ordinary course of Borrower’s business. Concurrently with the execution of this Agreement, Borrower, the Broker and the Agent have executed an Assignment of Commodity Accounts and Commodity Contracts, the form of which is attached as Exhibit 5D which covers all Margin Accounts maintained by the Borrower with the Broker. All of the Agent’s rights under such Assignment of Commodity Accounts and Commodity Contracts shall be in addition to the Agent’s rights hereunder, and shall also apply to any Margin Accounts that are maintained, in violation of this Agreement, with any Person other than the Broker. Borrower warrants that the Margin Accounts will be used solely for the hedging of Borrower’s investments in Inventory and not for speculative purposes.

5.16  Real Property.  Borrower shall pay all costs associated with the recording of the mortgages referred to in Section 5.1, together with any subsequent amendments thereto, with the appropriate authorities, and shall take all other actions requested by the Agent in order to vest in the Agent a perfected lien on each such parcel of real property described therein, subject to no other liens, claims or encumbrances, except those expressly acknowledged thereby.

5.17  Title Insurance.  Borrower shall cooperate with the Agent to obtain delivery to the Agent of policies of title insurance and such endorsements as the Agent shall reasonably require (which shall be subject only to such exceptions as shall be acceptable to Agent in its sole discretion), insuring the Agent’s mortgagee’s interest, in accordance with the title insurance commitments delivered to the Agent pursuant to Section 4.3 and the Construction Lending Protocol for the Iowa Project and for the Michigan Project, respectively, which cooperation shall be deemed to include without limitation, doing all things necessary to satisfy the requirements set forth in said title insurance commitments or other requirements of the issuer thereof (including without limitation, the payment of premiums). The Agent shall have no obligation to make any Advance hereunder unless and until all requirements set forth in said title insurance commitments or other requirements of the issuer thereof have been satisfied. The Agent shall have the right to request updates to such title insurance commitments and such endorsements to such title insurance policies at such times as the Agent, in its sole discretion, shall deem appropriate, and shall have the right to instruct the issuer of the title insurance commitments to set forth as added requirements such things as would be necessary to eliminate added exceptions to coverage. In the event the Agent reasonably determines that any policy of title insurance will not be issued in accordance with any title insurance commitment by reason of Borrower’s failure to cooperate as aforesaid, then the Agent shall have the right to terminate its Commitments pursuant to Section 2.8 and Borrower shall remain obligated to the Agent for all Liabilities incurred to date thereof (including without limitation, all fees and cost reimbursements provided for herein). Without limiting the generality of the foregoing, with respect to the Agent’s title insurance policy on the Iowa Project, at any time upon the request of the Agent, the Borrower shall undertake to obtain, at the Borrower’s cost and expense, an endorsement to the Agent’s title insurance policy on the Iowa Project insuring the appurtenant utility easements related to the Iowa Project (including those described in the mortgage in favor of the Agent related to the Iowa Project), subject only to such exceptions as are reasonably acceptable to the Agent. Without limiting the generality of the foregoing, with respect to the Agent’s title insurance policy on the Michigan Project, the Borrower will undertake to obtain, at the Borrower’s cost and expense, the endorsement to the Agent’s title insurance policy on the Michigan Project required by Section 4.5(c) of this Agreement.

6	WARRANTIES.

Borrower represents and warrants to the Lenders that:

6.1  Litigation and Proceedings.  Except as set forth on Part 1 of Exhibit 5A, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower as of the date of this Agreement. After the date of this Agreement, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower, (a) except to the extent they relate back to matters disclosed on Part 1 of Exhibit 5A (for example, a disclosed claim results in a judgment that could be anticipated from the description of a disclosed claim), and (b) except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.2  Other Agreements.  Except as set forth on part 2 of Exhibit 5A, Borrower is not in default under any contract, lease or commitment to which Borrower is a party or by which Borrower is bound except those defaults which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business. Borrower knows of no dispute, except as set forth on part 2 of Exhibit 5A, relating to any contract, lease, or commitment except those disputes which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.3  Licenses, Patents, Copyrights, Trademarks and Trade Names.  All of Borrower’s licenses, patents, copyrights, trademarks and trade names and all of Borrower’s applications for any of the foregoing are set forth on part 3 of Exhibit 5A as updated from time to time by Borrower. There is no action, proceeding, claim or complaint pending or threatened to be brought against Borrower by any Person which might jeopardize any of Borrower’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.4  Collateral.  Except as permitted under Section 8.1 and except as set forth on part 4 of Exhibit 5A, all of the Collateral is free and clear of all security interests, liens, claims and encumbrances. No Goods held by Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by Borrower in respect of the sale of such Goods (except markups or commissions which have been fully earned by Borrower) have been represented to be Accounts. All Producer Payables which are owing to suppliers of any of the Collateral have been paid when due, other than those being contested in good faith by Borrower, and no Person to whom such Producer Payables are owed has demanded turnover of any Collateral or proceeds thereof. Borrower has adequate procedures in place to insure that Collateral purchased by Borrower is free of security interests in favor of Persons other than the Agent in accordance with the Federal Food Security Act. Borrower will furnish, at the Agent’s request, the names and addresses of all Persons who supply Inventory to Borrower or who deliver Goods to Borrower on consignment or under sale or return contracts.

6.5  Location of Assets; Chief Executive Office.  The chief executive office of Borrower is located at 1660 428th Street, Lakota, IA 50451 and Borrower’s assets (including without limitation, Inventory and Equipment) are all located in the locations set forth on part 5 of Exhibit 5A as updated from time to time by Borrower. As of the execution of this Agreement, the books and records of Borrower, and all of Borrower’s Chattel Paper and records of account are located at the chief executive office of Borrower. If Borrower shall intend to make any change in any of such locations, Borrower shall notify the Agent at least 30 days prior to such change.

6.6  Tax Liabilities.  Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof; and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on Borrower’s balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of Borrower, except as described on part 6 of Exhibit 5A.

6.7  Indebtedness and Producer Payables.  Except as contemplated by this Agreement, as disclosed on part 7 of Exhibit 5A and as disclosed on the financial statements identified in Section 6.14, Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.

6.8  Other Names.  Borrower has not, during the preceding five (5) years, been known by or used any names other than those disclosed on part 8 of Exhibit 5A.

6.9  Affiliates.  Borrower has no Affiliates, other than its directors, officers, agents and employees and those Persons disclosed on part 9 of Exhibit 5A as updated from time to time by Borrower, and the legal relationships of Borrower to each such Affiliate are accurately and completely described thereon.

6.10  Environmental Matters.  Except as disclosed on part 10 of Exhibit 5A, (a) Borrower has not received any notice to the effect, or has any knowledge, that the Property or its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (d) Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and (e) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any material liability under any Environmental Laws.

6.11  Existence.  Midwest Grain Processors, LLC, is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing the States of Iowa and Michigan and in all other states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on its financial condition, results of operations or business. Part 11 of Exhibit 5A sets forth the ownership interests in Midwest Grain Processors, LLC. Midwest Grain Processors Cooperative, is a cooperative corporation duly organized and in good standing under the laws of the State of Iowa and is duly qualified to do business and is in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on its financial condition, results of operations or business.

6.12  Authority.  The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements and the performance of Borrower’s obligations hereunder and thereunder: (a) are within Borrower’s powers; (b) are duly authorized by Borrower’s board of directors or board of managers (as applicable) and, if necessary, Borrower’s Owners (and their respective governing boards, members or governing persons, as applicable); (c) are not in contravention of the terms of Borrower’s articles or certificate of incorporation or bylaws or Borrower’s articles or certificate of organization or operating agreement; (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Governmental Requirement binding upon Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which Borrower is a party or by which Borrower or any of Borrower’s property may be bound or affected. Borrower shall deliver to the Agent, upon the Agent’s request therefor, a written opinion of counsel as to the matters described in the foregoing clauses (a) through (g).

6.13  Binding Effect.  This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

6.14  Correctness of Financial Statements.  The financial statements delivered from time to time by Borrower to the Lenders present fairly the financial condition of Borrower, and have been prepared in accordance with GAAP consistently applied. Since the date of the most recent financial statements delivered to the Lenders, there has been no materially adverse change in the condition or operation of Borrower.

6.15  Employee Controversies.  There are no controversies pending or threatened between Borrower or any of Borrower’s employees, other than employee grievances arising in the ordinary course of Borrower’s business or which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.16  Compliance with Laws and Regulations.  Borrower is in compliance with all Governmental Requirements relating to the business operations and the assets of Borrower, except for violations of Governmental Requirements which would not have a material adverse effect on the value of the Collateral or the Lenders’ interest in any of the Collateral and, in the-aggregate, would not have a material adverse effect on Borrower’s financial condition, results of operations or business. Borrower holds an operating permit by the Bureau of Alcohol, Tobacco and Firearms to manufacture fuel grade ethanol (and other such permits and licenses as are disclosed on Part 3 of Exhibit 6A) and agrees to furnish copies to the Agent of any audits or inspections conducted by any person relating to such licenses or permits.

6.17  Account Warranties.  Borrower warrants and represents to the Agent that: (a) except as disclosed to the Agent from time to time in writing, all Accounts which are at any time included in the Borrowing Base or which are reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; (b) the Accounts have not been pledged, sold or assigned to any Person other than the Agent; and (c) except as disclosed to the Agent from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.

6.18  Inventory Warranties. Borrower warrants and represents to the Agent that: (a) except for Goods covered by Documents which have been delivered to the Agent, and except as promptly disclosed to the Agent from time to time in writing, all Inventory is located on the premises described in Section 6.5 or is in transit; and (b) except as promptly disclosed to the Agent from time to time in writing, all Inventory shall be of good and merchantable quality, free from any defects which might affect the market value of such Inventory.

6.19  Solvency. Borrower is solvent, able to pay Borrower’s debts generally as such debts mature, and has capital sufficient to carry on Borrower’s business and all businesses in which Borrower is about to engage. The saleable value of Borrower’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others). Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

6.20  Pension Reform Act. No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower or an Affiliate which is under common control with Borrower (within the meaning of applicable provisions of the IRC) participate (“Benefit Plans”). The Benefit Plans are otherwise in compliance with all applicable provisions of ERISA and the IRC and meet the minimum funding standards of ERISA and the IRC.

6.21  Margin Security. Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

6.22  Investment Company Act Not Applicable. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.23  Public Utility Holding Company Act Not Applicable. Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”:, or an affiliate of a “subsidiary company” of a “holding company”, or a “public utility”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

6.24  Full Disclosure. All factual information taken as a whole in the materials furnished by or on behalf of Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by Borrower and to be delivered under this Agreement, were prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date of such information.

6.25  Intellectual Property. Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property that is necessary for the operation of its business, without any known conflict with the rights of others. No product of Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower. There is no violation by Borrower of any right of Borrower with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by Borrower.

6.26  Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall continue to be true and correct (subject to the qualifications set forth therein) from the date of this Agreement until the Liabilities shall be paid in full and the Lenders shall cease to be committed to make Loans or issue Letters under this Agreement.

7	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or issue Letters under this Agreement:

7.1  Financial and Other Information. Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of Borrower, in accordance with GAAP consistently applied, and Borrower shall cause to be furnished to the Agent (with copies to the other Lenders), from time to time and in a form acceptable- to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

(a)        as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, audited statements of income, retained earnings and cash flow of Borrower for each year, and a balance sheet of Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Agent and certified to Borrower by such independent public accountants as are selected by Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Agent;

(b)        as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year of Borrower: (i) statements of income of Borrower for such monthly period and for the period from the beginning of the then current fiscal year to the end of such monthly period, and a balance sheet of Borrower as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as accurate by the chief financial officer of Borrower, subject to changes resulting from normal year end adjustments, (ii) copies of all operating statements for such month prepared by Borrower for its internal use, including without limitation, purchases and sales of Inventory and other Goods, (iii) as requested, an aged trial balance of all Accounts indicating which Accounts are thirty (30), sixty (60) and ninety (90) days past the original invoice date of the original invoice related thereto and listing the names of all Account Debtors, and (iv) a listing of Borrower’s accounts payable indicating which accounts payable are more than thirty (30) days past due;

(c)        as soon as practicable and in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal year of Borrower, at the same time as the applicable monthly financial statements are delivered pursuant to the preceding Subsection (b), a compliance certificate of the chief financial officer of Borrower in substantially the form attached as Exhibit 6A (“Compliance Certificate”);

(d)        as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year of Borrower, a Borrowing Base Certificate for Borrower computed as of the last day of such month, signed by the chief financial officer of Borrower;

(e)        as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year of Borrower, a position report in the form attached as Exhibit 6B; and

(f)        as soon as practicable and in any event within ninety (90) days before the beginning of each fiscal year of the Borrower, an operating budget and business plan for such year in form and detail reasonably acceptable to the Agent and the Lenders.

7.2  Conduct of Business. Except as contemplated by this Agreement, Borrower shall: (a) maintain Borrower’s existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of Borrower’s business; (b) continue in, and limit Borrower’s operations to, the same general line of business as that presently conducted by Borrower; (c) comply with all Governmental Requirements, except for such violations of Governmental Requirements which would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business; (d) keep and conduct Borrower’s business separate and apart from the business of Borrower’s Affiliates; and (e) otherwise do all things necessary to make the Representations and Warranties set forth in Section 6 of this Agreement true and correct (subject to the qualifications set forth therein) at all times.

7.3  Maintenance of Properties. Borrower shall keep Borrower’s real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted, and shall not allow Borrower’s chief executive office or any of the Collateral to be moved from the locations set forth in Section 6.5 (or to be placed on consignment) without the written consent of the Agent, which consent shall not be unreasonably withheld. Borrower shall keep the Inventory in good and merchantable condition and shall, as applicable, clean, feed, shelter, store, secure, refrigerate, water, medicate, fumigate, fertilize, cultivate, irrigate, prune, process and otherwise maintain the Inventory in accordance with the standards and practices adhered to generally by others in the same businesses as Borrower.

7.4  Borrower’s Liability Insurance. Borrower shall maintain, at Borrower’s expense, such liability insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) as is ordinarily maintained by other companies in similar businesses, provided, however, that in no event shall such liability insurance provide for coverage less than $11,000,000 per occurrence for personal injury and $11,000,000 per occurrence for property damage. Borrower’s liability insurance may provide for a deductible of not more than $25,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent and copies thereof, together with all amendments and schedules, shall be provided to the Agent within ten (10) days of Borrower’s receipt of the same.

7.5  Borrower’s Property Insurance. Borrower shall bear the full risk of loss from any cause of any nature whatsoever in respect to the Collateral. At Borrower’s own cost and expense, Borrower shall keep all Collateral fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may be required by the Agent. Borrower shall cause to be delivered to the Agent the insurance policies therefor or proper certificates evidencing the same. Such policies shall provide, in a manner satisfactory to the Agent, that any losses under such policies shall be payable first to the Agent, for the ratable benefit of the Lenders, as the Agent’s interest may appear. Each such policy shall include a provision for written notice to the Agent not less than thirty (30) days prior to any cancellation or expiration and show the Agent, as agent for the benefit of the Lenders, as mortgagee and loss payee as provided in a form of loss payable endorsement in form and substance satisfactory to the Agent. In the event of any loss covered by any such policy, the carrier named in such policy is directed by Borrower to make payment for such loss to the Agent, for the ratable benefit of the Lenders, and not to Borrower. Borrower makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as Borrower’s true and lawful agent and attorney-in-fact, with power to make, settle or adjust claims under such policies of insurance (provided, however, that so long as there shall not have occurred a Matured Default, the Agent shall consult with Borrower prior to finally making, settling or adjusting claims under such policies of insurance and will not settle such claims without Borrower’s consent, which consent will not be unreasonably withheld). The foregoing power of attorney is coupled with an interest and is therefore irrevocable. If payment as a result of any insurance losses shall be paid by check, draft or other Instrument payable to Borrower, or to

Borrower and the Agent jointly, the Agent may endorse the name of Borrower on such check, draft or other Instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. Subject to the provisions of Borrower’s mortgages referred to in Section 5.1, all loss recoveries received by the Agent on account of any such insurance may be applied and credited by the Agent to the Liabilities. The Agent shall pay to Borrower any unapplied or unused surplus of insurance proceeds. Borrower shall pay to the Agent, on demand, the amount of any deficiency in the Collateral reasonably determined by the Agent to exist after the application of insurance proceeds to the Liabilities. If Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of Borrower’s other obligations hereunder, then the Agent may, at the option of the Agent or the Required Lenders, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of Borrower, or make whatever other payments the Agent or the Required Lenders may deem appropriate to protect the Lender’s security for the Liabilities. Any such payments shall be additional Liabilities of Borrower to the Lenders, payable on demand and secured by the Collateral. To the extent the provisions relating to insurance in a mortgage, deed of trust, leasehold mortgage or leasehold deed of trust are different from the provisions relating to insurance in this Section 7.5, the provisions relating to insurance in the mortgage, deed of trust, leasehold mortgage or leasehold deed of trust shall be controlling with respect to the Property covered thereby.

7.6  Financial Covenants and Ratios. Borrower shall maintain at the end of each fiscal year with respect to clause (d) of this Section 7.6 and with respect to each quarterly accounting period in each fiscal year of Borrower with respect to clauses (a), (b) and (c) of this Section 7.6: (a) Working Capital not less than (i) $10,000,000 for the period between the Closing Date through November 30, 2006 and (ii) $15,000,000 on December 31, 2006 and thereafter; (b) Net Worth of not less than (i) $65,000,000 for the period between the Closing Date through May 31, 2006, and (ii) $85,000,000 on June 30, 2006 and thereafter; and (c) a Leverage Ratio of not greater than (i) 3.50 to 1 for period between the Closing Date and December 31, 2005, (ii) 3.00 to 1 for the period between January 1, 2006 through June 30, 2007, (iii) 2.50 to 1 for the period between July 1, 2007 through June 30, 2009, and (iv) 2.00 to 1 thereafter; and (d) a Debt Service Coverage Ratio of not less than 1.25 to 1 for the fiscal year ended June 30, 2006 and for each fiscal year-end thereafter.

7.7  Benefit Plans. Borrower shall: (a) keep in full force and effect any and all Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Benefit Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Benefit Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Benefit Plans; and (d) notify the Agent immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action relating to any Benefit Plans that would reasonably be expected to have a material adverse effect on Borrower or its financial condition.

7.8  Notice of Suit, Adverse Change in Business or Default. Borrower shall, as soon as possible, and in any event within five (5) days after Borrower learns of the following, give written notice to the Agent of: (a) any proceeding being instituted or threatened to be instituted by or against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $50,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of Borrower; and (c) the occurrence of any Default.

7.9  Use of Proceeds. Borrower shall use Advances only for the purposes stated in Section 2.4 and for no other purpose.

7.10  Books and Records. Borrower shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles are hereafter required or permitted by GAAP and are adopted by Borrower with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 7.6 or any other provision of this Agreement, Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made.

7.11  Hedging Activities. Borrower shall at all times remain in a fully hedged position with respect to all Inventory consisting of corn in inventory or committed to purchase on an as converted basis less ethanol in inventory or committed to sell, except that Borrower may maintain a total un-hedged position (either long or short) of up fifty (50%) of the next six months estimated production. Borrower will have all commodity brokers that maintain accounts for Borrower deliver copies of all regular position reports and all transactional confirmations directly to the Agent in order to substantiate Borrower’s hedged position.

7.12  Production Dates. The Borrower shall place the Iowa Project into full production not later than February 15, 2006 and will place the Michigan Project into full production not later than January 1, 2007.

7.13  Food Security Act Compliance. If any Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its best efforts to take such steps to insure that all liens and security interests and encumbrances of any kind (except the security interests granted to the Agent pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of liens, security interests and encumbrances of any kind (except the security interests granted to the Agent pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien, security interest or encumbrance asserted by any creditor of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with

GAAP. Upon the Agent’s request, each Borrower agrees to forward to the Agent promptly after receipt copies of all notices of liens and master lists of effective financing statements delivered to each Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Agent’s request, each Borrower agrees to provide the Agent with the names of Persons who supply each Borrower with such Farm Products and such other information as the Agent may reasonably request with respect to such Persons.

7.14  Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Code and (ii) will deliver all such receipts to the Agent (or a Person designated by the Agent) within five (5) days of the Agent’s or any Lender’s request and from time to time thereafter. If no Material Default exists, the Agent agrees to deliver to such Borrower any receipt so held by the Agent upon such Borrower’s request in connection with such Borrower’s sale or other disposition of the underlying Collateral, if such disposition is in the ordinary course of such Borrower’s business.

8	NEGATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or issue Letters under this Agreement (unless the Agent, with the written approval of the Required Lenders, shall give the Agent’s prior written consent):

8.1  Encumbrances. Except for those liens, security interests and encumbrances presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 and disclosed in Exhibit 5A under Section 6.4, Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of Borrower’s assets (including without limitation, the Collateral) other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on Borrower’s books and records adequate reserves; (b) liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety bonds, or securing indemnity, performance or other similar bonds in the ordinary course of Borrower’s business, which are not past due; (c) liens securing appeal bonds securing judgments not in excess of $50,000; (d) liens and security interests in favor of the Agent for the ratable benefit of the Lenders; (e) liens securing the interests of Broker in any Margin Account; (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Borrower’s real property, and other liens, security interests and encumbrances on property which are subordinate to the liens and security interests of the Lenders and which do not, in the Agent’s sole determination: (i) materially impair the use of such property, or (ii) materially lessen the value of such property for the purposes for which the same is held by Borrower; and (g) purchase money security interests securing amounts relating to such items of equipment as are specifically consented to by the Agent (provided that no such purchase money security interests shall extend to or cover other property of Borrower other than the items of equipment so acquired).

8.2  Consolidations, Mergers or Acquisitions. Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire (including by the formation or acquisition of a subsidiary) all or substantially all of the assets or properties of any other Person.

8.3  Deposits, Investments, Advances or Loans. Borrower shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the date of the execution of this Agreement and disclosed to the Agent in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit issued by a bank satisfactory to the Agent in the Agent’s reasonable determination, made payable to the order of Borrower or to bearer; (c) loans to officers, directors, employees, Owners or Affiliates as and when permitted by Section 8.8; (d) demand deposits not to exceed $100,000 in the aggregate, and (e) deposits and investments set forth in part 12 of Exhibit 5A. Borrower shall not permit to exist any other depository account for the receipt of payments in respect of Collateral of any type whatsoever, except the account referred to in Section 5.6, or Borrower’s general operating account if no account for the receipt of proceeds is referred to in Section 5.6.

8.4  Indebtedness. Except for those obligations and that indebtedness presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 or referred to in Section 6.7, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect fixed or contingent, including obligations under capitalized leases, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 8.1 or contingent obligations permitted under Section 8.5; (c) unsecured indebtedness of the Borrower for borrowed money in an aggregate principal amount not to exceed $4,000,000 at any time which is subordinated, pursuant to a subordination agreement reasonably satisfactory to the Agent in its sole discretion, in right of payment to the payment in full in cash of all Liabilities; and (d) trade obligations, Producer Payables and normal accruals in the ordinary course of Borrower’s business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower has set aside on Borrower’s books adequate reserves therefor, if appropriate under GAAP.

8.5  Guarantees and Other Contingent Obligations. Except as permitted under Section 8.4, Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; and (b) that Borrower may indemnify Borrower’s officers, directors and managers to the extent permitted under the laws of the State in which Borrower is organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of Borrower’s securities.

8.6  Disposition of Property. Except as set forth on Exhibit 7A, as permitted by Section 5.14, and except for the disposition of obsolete or worn out property in the ordinary course of business, Borrower shall not sell, lease, transfer or otherwise dispose of any of Borrower’s properties, assets or rights.

8.7  Capital Investment Limitations. Borrower shall not incur Net Capital Expenditures in any fiscal year in an amount in excess of 125% of depreciation expense during such fiscal year, excluding, however, the Net Capital Expenditures relating to the Iowa Project and the Michigan Project.

8.8  Loans to Affiliates. Except (i) for advances for travel and expenses to Borrower’s officers, directors, managers, general partners or employees in the ordinary course of Borrower’s business, and (ii) loans up to the aggregate amount outstanding not to exceed $75,000, Borrower shall not make any loans to any Affiliates or Owners of Borrower.

8.9  Distributions in Respect of Equity, Prepayment of Debt. Borrower shall not directly or indirectly: (a) make any distributions in respect of or redeem any of Borrower’s equity interests, except that Borrower may, provided that no Default or Matured Default has occurred and is continuing or would result therefrom, make such distributions not exceeding the greater of (i) fifty percent (50%) of net income, or (ii) amounts as are necessary to reflect the amount of income tax liability passed through to Borrower’s Owners; or (b) prepay any principal, interest or other payments on or in connection with any indebtedness of Borrower other than the Liabilities and any subordinated debt permitted under Section 8.4(c) above.

8.10  Formation of Subsidiaries; Amendment of Organizational Documents. Borrower shall not acquire or create any subsidiaries or amend Borrower’s articles or certificate of incorporation, bylaws, operating agreement or any other agreement, instrument or document affecting Borrower’s organization, management or governance.

8.11  Lease Limitations. Borrower’s payments due under all leases of any kind, including operating leases, synthetic leases, capital leases and similar agreements, shall not exceed $5,000,000 in the aggregate for any fiscal year of Borrower. In addition, Borrower’s payments due under all leases of any kind (including operating leases, synthetic leases, capital leases and similar agreements) which are not leases of rail cars shall not exceed $500,000 in the aggregate for any fiscal year of Borrower. With respect to leases of rail cars, Borrower (a) shall not enter into any rail car lease which has a term in excess of seven (7) years, (b) shall not have more than seven hundred (700) rail cars under lease at any time, and (c) shall have at all times not less than forty percent (40%) of its leased rail cars subject to leases which have five (5) years or less remaining on their lease terms.

8.12  Use of Names or Trademarks. Borrower shall not use any trademarks or trade names other than those referred to in Section 6.3. Borrower shall not use any trademarks or trade names with respect to Inventory except for such trademarks or trade names as have been properly licensed to the Agent for the ratable benefit of the Lenders.

8.13  Limitation of Total Project Cost of Michigan Project. The Borrower shall not permit the total project cost for the Michigan Project (including, without limitation, all costs under the Construction Contract for the Michigan Project, all costs of the Borrower’s Work on the Michigan Project and all other costs related to or associated with the Michigan Project) to exceed $85,600,000; provided, however, the total project cost of Michigan Project (including, without limitation, all costs under the Construction Contract for the Michigan Project, all costs of the Borrower’s Work on the Michigan Project and all other costs related to and associated with the Michigan Project shall not exceed $91,000,000 in the aggregate to the extent that all such increased costs above $85,600,000 shall be paid with additional equity and non-refundable grants in excess of the $20,000,000 of equity and non-refundable grants required under Section 4.6 of this Agreement.

9	DEFAULT AND RIGHTS AND REMEDIES; THE AGENT.

9.1  Liabilities. Upon a Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, (i) by notice to Borrower, declare the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, (ii) by notice to Borrower, declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower, (iii) by notice to Borrower, demand payment by Borrower of funds with respect to each outstanding Letter in an amount sufficient to fully cash collateralize each such Letter, which cash collateral will be held by the Agent (or its designee) in a pledged cash collateral account and applied to the reimbursement of any draft drawn under any such Letter, (iv) without notice to Borrower and without further action, apply any and all monies owing by any Lender to Borrower to the payment of the Liabilities, (v) exercise and enforce the rights and remedies available to Agent or any Lender under any Financing Agreement; and (vi) exercise any other rights and remedies available to the Agent or any Lender by law or agreement. Anything herein to the contrary notwithstanding, it is understood that (i) no Lender shall have the individual right upon the occurrence of a Default or a Matured Default to terminate or suspend the funding of its Commitments or accelerate any Liabilities owed to, it (such termination, suspension of funding and/or acceleration to occur, if at all, only upon action by the Agent as provided in this Agreement), and (ii) no Lender shall have the right to individually enforce any Financing Agreement which is entered into with or for the Agent, such enforcement residing with the Agent as contemplated by the following Section 9.2 of this Agreement and by the applicable provisions of the other Financing Agreements.

9.2  Rights and Remedies. Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the direction of the Required Lenders, proceed to protect and enforce the rights of the Lenders as set forth in this Section 9.2.

(a)        Rights and Remedies Generally. The Agent may proceed by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, (i) to enforce the payment of the Liabilities, or (ii) to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to this Agreement or the other Financing Agreements in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise. Agent shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws. In addition to all such rights and remedies, the sale, lease or other disposition of all or any part of the Collateral by the Agent after a Matured Default, may be for cash, credit or both, and the Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may setoff the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may involve the sale of portions of the Collateral at different times, and at different locations, and may, at the Agent’s option, be held at a site or sites different from the site at which all or any part of the Collateral is located. Any such sales, at the Agent’s option, may be in conjunction with or separate from the foreclosure of any mortgage or deed of trust on any Collateral consisting of real property, and may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of the Collateral. The Agent shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as the Agent may see fit. In addition to, or in concert with, the other remedies referred to above, the Agent may take over and complete the Iowa Project and/or the Michigan Project in accordance with the Plans (as defined in the Construction Lending Protocol), with such changes as the Agent may, in its sole discretion, deem appropriate, all at the risk, cost and expense of Borrower. The Agent may assume or reject any contracts entered into by Borrower in connection with the Iowa Project or the Michigan Project, may enter into additional or different contracts for work, services, labor and materials required, in the sole discretion of the Agent, to complete the Iowa Project and/or the Michigan Project, and may pay, compromise and settle all claims in connection with the Iowa Project and/or the Michigan Project. All sums, including without limitation, reasonable attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the sole discretion of the Agent expended by the Agent in completing or attempting to complete the Iowa Project (whether aggregating more or less than the amount of the Term Loan Commitments), shall be deemed Term Loan Advances made by the Lenders to Borrower, and Borrower shall be liable to the Lenders, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. All sums, including without limitation, reasonable attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the sole discretion of the Agent expended by the Agent in completing or attempting to complete the Michigan Project (whether aggregating more or less than the amount of the Revolving Term Loan Commitments), shall be deemed Revolving Term Loan Advances made by the Lenders to Borrower, and Borrower shall be liable to the Lenders, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. The Agent may at any time abandon work on the Iowa Project and/or the Michigan Project, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section 9.2 shall impose any obligation on the Agent or the Lenders either to complete or not to complete the Iowa Project or the Michigan Project. For the purpose of carrying out the provisions of this Section 9.2, Borrower designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as Borrower’s true and lawful attorney-in-fact, with power to execute and deliver all such documents, to pay and receive such funds, and to take such actions as may be necessary, in the sole discretion of the Agent, to complete the Iowa Project and/or the Michigan Project. The foregoing power of attorney is coupled with an interest and is therefore irrevocable. Neither the Agent nor the Lenders, however, shall have any obligation to undertake any of the foregoing for the benefit of Borrower, and if the Agent does undertake any of the same, neither the Agent nor the Lenders shall have any liability for the adequacy, sufficiency or completion thereof.

(b)        Entry upon Premises. The Agent shall have the right to enter upon the premises of Borrower at which any of the Collateral is located (or is believed to be located) without incurring any obligation to pay rent to Borrower, or any other place or places where the Collateral is located (or is believed to be located) and kept, and remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate the Collateral, or the Agent may require Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent which is reasonably convenient to both parties. Borrower expressly agrees that the Agent may, if necessary to gain occupancy to the premises at which Collateral is located (or is believed to be located), without further notice to Borrower: (a) hire Borrower’s employees to assist in the loading and transportation of such Collateral; (b) utilize Borrower’s equipment for use in such operation; (c) cut or otherwise temporarily move or remove any barbed wire or other fencing or similar boundary-maintenance devices; and (d) pick or otherwise render inoperative any locks on any property not customarily inhabited by people. Borrower agrees that any such actions authorized by this Section shall be authorized and not a breach of the peace if the Agent takes reasonable efforts to safeguard all of Borrower’s property.

(c)        Sale or Other Disposition of Collateral. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 10.19, at least ten (10) business days prior to such proposed action, shall constitute fair and commercially reasonable notice to Borrower of any such action. The net proceeds realized by the Agent upon any sale or other disposition of any Collateral, after deduction for the expense of retaking, holding, preparing for sale, selling or the like, and the reasonable legal fees and expenses and other proper fees and expenses incurred by the Agent in connection therewith, shall be applied toward satisfaction of the Liabilities as follows:

(i)	the proceeds of all Term Loan Collateral shall be distributed and applied (a) first to the Lenders with Term Loan Commitments and Revolving Term Loan

Commitments in accordance with their respective Pro Rata Percentage thereof, to be applied to Liabilities owed to each such Lender in respect of its Term Loan Commitment and Revolving Term Loan Commitment, in such order of application as such Lender shall determine and (b) second, to the Lenders with Line of Credit Commitments in accordance with their respective Pro Rata Percentage thereof, to be applied to Liabilities owed to each such Lender in respect of its Line of Credit Commitment (including without limitation LC Obligations), in such order of application as such Lender shall determine; and

(ii)

the proceeds of Line of Credit Collateral shall be applied (a) first to the Lenders with Line of Credit Commitments in accordance with their respective Pro Rata Percentage thereof, to be applied to Liabilities owed to each such Lender in respect of its Line of Credit Commitment (including without limitation LC Obligations), in such order of application as such Lender shall determine and (b) second, to the Lenders with Term Loan Commitments and Revolving Term Loan Commitments in accordance with their respective Pro Rata Percentage thereof, to be applied to Liabilities owed to each such Lender in respect of its Term Loan Commitment and Revolving Term Loan Commitment, in such order of application as such Lender shall determine

The Agent shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency, shall not affect the Agent’s security interest in the Collateral until the Liabilities shall have been paid in full.

9.3  Waiver of Demand. Borrower expressly waives demand, presentment, protest, and notice of nonpayment, notice of intent to accelerate and notice of acceleration. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

9.4  Waiver of Notice. Upon the occurrence and during the continuance of any Matured Default, Borrower waives, to the fullest extent permitted by applicable law, all rights to notice and hearing of any kind prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral.

9.5  Authorization and Action. Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 9.11) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided however, that the Agent shall not be required to take any action which exposes the

Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of any Financing Agreement.

9.6  Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Agreement; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that Borrower is entitled to any Loan or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

9.7  Notices of Defaults. Except as provided in this Section 9.7, the Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender or Borrower specifying such Default or Matured Default and stating that such notice is a “Notice of Default”. Notwithstanding the foregoing, the Agent shall be deemed to have knowledge of the occurrence of a Default or a Matured Default: (a) consisting of the non-payment of principal or interest, on the due date of such principal or interest, (b) on the date the Agent has received a Compliance Certificate of Borrower as required by Section 7.1, which Compliance Certificate discloses (without review of any financial statements attached thereto) the existence of any Default or Matured Default, and (c) ten (10) Business Days after the date the Agent has received a Compliance Certificate of Borrower as required by Section 7.1, which Compliance Certificate (after review of any financial statements attached thereto) would disclose the existence of any Default or Matured Default. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give prompt notice thereof to the Lenders. The Agent shall (subject to Sections 9.1 and 9.2) take such action with respect to such Default or Matured Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Sections 9.1 and 9.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Matured Default as it shall deem advisable and in the best interest of the Lenders.

9.8  The Agent as a Lender, Affiliates. With respect to its Commitments, any Loans made by it, and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its respective Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

9.9  Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of any Financing Agreement or to inspect the properties or books of Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender, provide to such Lender, at such Lender’s expense, copies of any and all written information provided to the Agent by Borrower.

9.10  Indemnification. Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by Borrower), on a pro-rata basis according to its Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro-rata share, according to such Lender’s Pro Rate Percentage of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by Borrower.

9.11  Successor Agent. The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with, provided that no Default or Matured Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with, provided that no Default or Matured Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent’s resignation or removal as Agent, the provisions of Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.12  Verification of Borrowing Notices. The natural Person signing this Agreement on behalf of Borrower (or any one of them, if more than one), or any natural Person designated by them (or any one of them) shall be presumed to have the authority to request Advances or request the issuance of Letters under this Agreement. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing or request for the issuance of a Letter, and with respect to any oral request for an Advance or request for the issuance of a Letter, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith.

10	MISCELLANEOUS.

10.1  Timing of Payments. For purposes of determining the outstanding balance of the Liabilities, including without limitation, the computations of interest which may from time to time be owing to the Agent or the Lenders, the receipt by the Agent of any check or any other item of payment whether through a blocked account or lockbox described in Section 5.6 or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent and is paid to the Agent in cash or a cash equivalent. Notwithstanding the terms of this Agreement or any other Financing Agreement, if the due date of any payment falls on a day that is not a Business Day, such payment may be made and shall not be considered late if made on the next succeeding Business Day.

10.2  Attorneys’ Fees and Costs. If at any time the Agent employs counsel in connection with protecting or perfecting the Agent’s security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent’s claims or security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Agent to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any related expenses, costs and charges, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent’s legal department, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

In addition, if a Matured Default has occurred and is continuing, and thereafter any Lender employs counsel: (a) in connection with, arising out of, or any way related to, protecting, exercising or enforcing such Lender’s interest in the Collateral or this Agreement or the other Financing Agreements; (b) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of such Lender to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender’s legal department, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

This Section 10.2 shall survive the termination of this Agreement.

10.3  Expenditures by the Agent. In the event that Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in the

Agent’s sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

10.4  The Agent’s Costs and Expenses as Additional Liabilities. Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the Loans and other financial accommodations described in this Agreement (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of the Agent’s attorneys, paralegals, and legal assistants, whether outside the Agent or in the Agent’s legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

10.5  Claims and Taxes. Borrower agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, obligations, actions, judgments, suits, disbursements and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of Borrower’s assets, or in any way arising out of or related to this Agreement or the other Financing Agreements, which agreement to indemnify and hold the Agent and the Lenders harmless shall survive the termination of this Agreement. Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to Borrower’s property, provided, however, that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if: (a) Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of Borrower, the ability of Borrower to pay any of the Liabilities, or the priority or value of the Lender’s security interests in the Collateral.

10.6  Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in the Agent’s possession if the Agent takes such action for that purpose as Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent or any Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

10.7  Inspection. The Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), shall have the right from time to time, to call at Borrower’s place or places of business (or any other place where Collateral or any information as to Collateral is kept or located) during reasonable business hours, and, without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of Borrower with Borrower’s officers, employees or directors. Borrower agrees to pay to the Agent annual audit fees as set forth in the Agent’s Letter, on the date of this Agreement and on each Anniversary Date as long as Advances are available or outstanding hereunder, which fees shall be fully earned on each date they become payable and which fees shall be paid by an Agent initiated Advance without prior demand by the Agent.

10.8  Examination of Banking Records. Borrower consents to the examination by the Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), whether or not there shall have occurred a Default or a Matured Default, of any and all of Borrower’s banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent’s officers, employees and agents, upon their request. Such examination may be conducted by the Agent with or without notice to Borrower at the option of the Agent, any such notice being waived by Borrower.

10.9  Governmental Reports. Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of Borrower by all Governmental Authorities, and if Borrower fails to furnish such copies to the Agent, Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of Borrower.

10.10  Reliance by the Agent, the Issuer and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuer and the Lenders.

10.11  Parties. Whenever in this Agreement there is reference made to any of the parties, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of Borrower, the Agent, the Lenders and the Issuer. Borrower shall not assign any of it rights or delegate any of its duties under this Agreement or any of the other Financing Agreements without the prior written consent of the Lenders.

10.12  Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado and the laws, regulations and decisions of the United States applicable to national banks. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.13  SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY. WITH RESPECT TO ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS, DEBTS, DAMAGES, COSTS AND EXPENSES, WHATSOEVER, WHETHER BASED ON STATUTE, COMMON LAW, PRINCIPLES OF EQUITY OR OTHERWISE, ARISING OUT OF ANY MATTER, THING OR EVENT WHICH IS DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.19. SERVICE, SO MADE, SHALL BE DEEMED TO BE COMPLETE UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED. AT THE OPTION OF THE AGENT, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.

10.14  Application of Payments; Waiver. Payments made by Borrower under this Agreement prior to the occurrence of a Matured Default shall be applied first to any costs or fees owing by Borrower to the Agent or any Lender, second to any interest payments owing hereunder which are due and unpaid, third to any outstanding principal owing hereunder, and fourth to interest accrued but not yet due. Unless otherwise specified in this Agreement, prepayments of principal made by Borrower on any Loans repayable in installments shall be applied to the most remote installment then due (which shall be deemed to include, as applicable, any balloon payment due at maturity) and shall not reduce the amount of any remaining installments (or commitment reductions) becoming due and payable thereafter. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from Borrower or with respect to any of the Collateral after the occurrence and during the continuance of a Matured Default, and Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as the Agent may deem advisable subject to other express terms of this Agreement requiring a certain application of proceeds, notwithstanding any entry by the Agent upon any of the Agent’s books and records. Provided, however, this Section 10.14 shall not apply to any transactions unrelated to this Agreement in which the Agent or its affiliates may have accepted deposits from, lent money to, acted as trustee under indentures of, or generally engaged in business with Borrower, any Affiliates or any Person who may do business with or own securities of Borrower or any such Affiliate.

10.15  Marshaling; Payments Set Aside. The Agent shall be under no obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to the Agent or the Agent receives any payment or proceeds of the Collateral for Borrower’s benefit or enforces the Agent’s security interests or exercises the Agent’s rights of setoff, and such payment or payments or the proceeds of such Collateral, enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.16  Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

10.17  Continuing Effect. This Agreement, the Agent’s security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans or issue Letters under this Agreement.

10.18  No Waiver. The Agent’s or the Required Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the other Financing Agreements shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to Borrower specifying such suspension or waiver.

10.19  Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered pursuant to this Agreement shall be in writing, and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to the party to be notified as follows:

(a)	If to the Agent at: CoBank, ACB
11422 Miracle Hills Drive, Suite 300 Omaha, NE 68154-4404 Attn: Douglas E. Jones
Fax: (402) 492-2001 Email: djones@cobank.com

(b)	If to Borrower at: Midwest Grain Processors, LLC
1660 428th Street Lakota, IA 50451 Attn: Pat Samuelson

Midwest Grain Processors Cooperative 1660 428th Street Lakota, IA 50451
Attn: Pat Samuelson

or, as to each party, addressed to such other address as shall be designated by such party in a written notice to the other parties. All such notices shall be deemed given on the date of delivery if manually delivered, on the date of sending if sent by facsimile transmission, on the first business day after the date of sending if sent by overnight courier, or three (3) days after the date of mailing if mailed.

10.20  Regulatory Changes. In the event any Governmental Authority (i) subjects the Lenders or any of them or any of their respective lending offices to any new or additional charge, fee, withholding, duty or tax of any kind with respect to any Loans, Letters, LC Obligations or other Liabilities hereunder, (ii) changes the method or basis of taxation of such Loans, Letters, LC Obligations or other Liabilities, except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located, or (iii) changes the reserve or deposit requirements applicable to such Loans, Letters, LC Obligations or other Liabilities (including, without limitation, the imposition, modification or deemed application of any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, including any such requirement with respect to any LIBOR Rate Loans or Quoted Rate Loans) against assets of, deposits with or for the account of any Lender, or its lending office, and including without limitation, the issuance of a request or directive regarding capital adequacy (whether or not having the force of law) that has the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations under this Agreement to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy)), then in any such event, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such costs or lost income resulting thereby as reasonably determined by such Lender.

10.21  LIBOR Rate Loans. Without limiting the generality of Section 10.20, anything in this Agreement to the contrary notwithstanding, if any Lender shall notify the Agent that: (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful to fund or maintain LIBOR Rate Loans (whether or not such assertion carries the force of law), (ii) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for any requested Interest Period, (iii) by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; (iv) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding their LIBOR Rate Loans for such Interest Period or (v) that the making or funding of LIBOR Rate Loans is impracticable for such Lender, the obligation of such Lender to make, rollover or to convert Loans into LIBOR Rate Loans shall be suspended until such Lender shall notify the Agent and Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans of such Lender shall automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that each Lender represents and warrants to Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 10.23, it has no actual knowledge that any of the circumstances set forth above exist.

10.22  Taxes. Without limiting the generality of Section 10.20:

(a)        Except as otherwise provided in Section 10.22, any and all payments by Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto (“Taxes”), excluding, however, from the definition of Taxes, in the case of each Lender and the Agent, taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (other than payments for which taxes are withheld pursuant to the last sentence of Section 10.22(d)), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.22) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, less any credits due to Borrower.

(b)        In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of “Taxes”).

(c)        Borrower will indemnify each Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 10.22) paid by such Lender or the Agent (as the case may be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to Borrower, such Lender shall promptly return to Borrower the amount of such reimbursement net of any costs of recovery incurred by such Lender and/or the Agent, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent Borrower has actually paid such Lender with respect thereto.

(d)        Prior to the date of any Lender becoming a Lender hereunder, and from time to time thereafter if requested by Borrower or the Agent each Lender organized outside the United States shall provide the Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States (including, without limitation, Form W-8 BEN, Form W-8 EC1, or Form W-8 IMY) certifying such Lender’s exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes. Unless Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or the Agent shall withhold taxes from such payments for the account and benefit of Borrower at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States; provided however, that all such withholding for such Lender shall cease upon delivery by such Lender of the applicable forms to Borrower and Agent.

(e)        Promptly after the date on which payment of any Taxes are due pursuant to applicable law, Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that Borrower has met its obligations under this Section 10.22.

(f)        Without prejudice to the survival of any other agreement of Borrower, the agreement and obligations of Borrower contained in this Section 10.22 shall survive the payment in full of the Liabilities.

10.23  Assignments and Participation.

(a)        After the Closing Date each Lender may assign to any Person (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Notes held by it); provided however, that (i) so long as no Default or Matured Default has occurred and is continuing, the Borrower shall have provided its prior written consent, which consent shall not be unreasonably withheld, (ii) the Agent shall have provided its prior written consent, which consent shall not be unreasonably withheld, (iii) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (iv) the total amount of the Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall equal or exceed the lesser of the total amount of the Commitment or Commitments held by the assigning Lender or $5,000,000, (v) the remaining Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) held by the assigning Lender and its affiliates after giving effect to any such assignment shall equal or exceed $5,000,000, (vi) the assignment will not cause Borrower to incur any additional liability or expense and (vii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Schedule C (“Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (x) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements and (y) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto).

(b)        By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Financing Agreements or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the financing Agreements as are delegated to the Agent by the terms thereof; together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

(c)        The Agent shall maintain at its address referred to in Section 10.19 a copy of each Assignment and Acceptance delivered to and accepted by it.

(d)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments, a portion of which has been assigned, a new Note or New Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.

(e)        Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Note held by it); provided however, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause Borrower to incur any additional liability, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f)        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from such Lender.

(g)        Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy Borrower’s obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

10.24  Maximum Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Default or Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the maximum authorized by law, and in no event shall Borrower be obligated to pay interest exceeding such rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law. In the event any interest is charged in excess of the maximum allowed by law (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona-fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to Borrower, it being the intention of the parties not to enter at any time into a usurious or otherwise illegal relationship. Borrower and the Agent both recognize that, with fluctuations of index rates and applicable margins, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that: (a) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess; and (b) Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the maximum authorized by law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

10.25  Additional Advances. All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and for which Borrower is bound to indemnify or reimburse the Agent under this Agreement (other than those which may be paid without demand therefor, by the Agent initiated Advances pursuant to Section 2.1) may, at the option of the Agent, be paid by Agent-initiated Advances pursuant to Section 2.1 if such amounts remain unpaid for a period of ten (10) days after the Agent has made demand therefor.

10.26  Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

10.27  Obligations Several. The obligations of each Lender under each Financing Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

10.28  Pro Rata Treatment. All Loans under, and all payments and other amounts received in connection with, this Agreement (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off), shall be effectively shared by the Lenders in accordance with their respective Pro Rata Percentages. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 2.3(c), 2.5(a), 10.20, 10.21or 10.22 or the normal and customary processing fees charged by an Issuer in connection with the issuance of or drawings under a Letter) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participation in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.28 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender’s Highest Lawful Rate exceeding another Lender’s Highest Lawful Rate.

10.29  Confidentiality. Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices any proprietary information of Borrower, designated in writing by Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any

Financing Agreement and (d) as set forth in Section 10.23. Notwithstanding anything to the contrary in this Agreement, each Lender (or its representatives, agents or employees) may (i) consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and (ii) may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment or tax structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any information that is unrelated to the tax treatment or tax structure of any transaction contemplated hereby, including, without limitation, any pricing or financial information, except in each case to the extent such information is related to the tax treatment or tax structure of any such transaction.

10.30  Independence of Covenants. All covenants under this Agreement and the other Financing Agreements shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

10.31  Amendments and Waivers. Any term, covenant, agreement or condition of this Agreement or the other Financing Agreements may be amended only by a written amendment executed by Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, that without the consent in writing of the holders of all outstanding Notes and LC Obligations, or of all Lenders if no Notes or Letters are outstanding, no such amendment or waiver shall (a) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or LC Obligations or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions with respect to the payment or prepayment thereof, (b) give to any Note any preference over any other Notes, (c) amend the definition of Required Lenders, (d) alter, modify or amend the provisions of Section 10.28 or of this Section 10.31, (e) increase the total amount or extend the term of any of the Commitments (f) amend the definition of Borrowing Base (including any amendment of the definitions used therein and including any amendment of the advance rates included in that definition) that would have the effect of increasing the Borrowing Base Limit (g) reduce the fees required under Section 2.5, (h) alter, modify or amend the provisions of Sections 9.1 or 9.2 of this Agreement, (i) alter, modify or amend any Lender’s right hereunder to consent to any action, make any request or give any notice, or (j) release any Collateral or guarantor of any of the Liabilities, unless such release is permitted by the Financing Agreements. Without the consent in writing of the affected Lender, no such amendment or waiver shall increase the amount of or the Pro Rata Percentage of any Commitment of such Lender. Any such amendment or waiver shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon Borrower, whether or not such Note or

Letter shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

10.32  Replacement of a Lender. If a Lender (other than the Agent as a Lender) becomes a Replacement Candidate (as defined below), Borrower shall have the right to require such Lender to assign to another lender or other institution selected by Borrower and reasonably satisfactory to the Agent (which may be one or more of the Lenders) the Commitments and the Notes held by such Lender pursuant to the terms of an appropriately completed Assignment and Acceptance in accordance with Section 10.23; provided, that neither the Agent nor any Lender shall have any obligation to Borrower to find any such lender or other institution and in order for Borrower to replace a Lender, Borrower must require such replacement within three (3) months of the date the Lender became a Replacement Candidate. Each Lender (other than the Agent as a Lender) agrees to its replacement at the option of Borrower pursuant to this Section 10.32; provided, that the assignee selected by Borrower shall purchase such Lender’s interest in the Loans and Liabilities owed to such Lender for cash in an aggregate amount equal to the aggregate unpaid principal thereof; all unpaid interest accrued thereon, all unpaid fees accrued for the account of such Lender and all other amounts then owing to such Lender hereunder or under any other Financing Agreement. A Lender will become a “Replacement Candidate” if (i) it has made a demand under Sections 10.20, 10.21or 10.22, (ii) it has defaulted on any obligation under this Agreement or (iii) it has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian, or other officer having similar powers. The rights of Borrower under this Section 10.32 shall be in addition to any other rights or remedies Borrower may have at law or in equity as a result of the events described in the definition of “Replacement Candidate”.

10.33  Representations by the Lenders. Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof that would be in violation of any applicable laws, and, subject to any applicable laws, the disposition of such Lender’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Agreements. Nothing in this Section 10.33 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

10.34  Counterparts and Facsimile Signatures. This Agreement, any other Financing Agreement and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original. Facsimile signatures on this Agreement, any other Financing Agreement and any subsequent amendment to any of them shall be considered as original signatures.

10.35  Set-off. Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of Borrower with, and any and all claims of security for the payment of the Liabilities owed by Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower authorizes such Lender at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

10.36  Equities.

(a)        CoBank Equities.  Each party hereto acknowledges that CoBank has a statutory first lien on all of the Borrower’s stock and other equities in CoBank (the “CoBank Equities”) pursuant to 12 USC 2131. Accordingly, and notwithstanding any other provision of this Agreement or any other Financing Agreement to the contrary: (i) CoBank’s statutory lien on the CoBank Equities shall be for CoBank’s sole and exclusive benefit and shall not be subject to this Agreement or any other Financing Agreement nor shall the CoBank Equities (or the proceeds thereof) be subject to pro rata sharing hereunder; (ii) CoBank shall have no obligation to retire the CoBank equities upon the Borrowers’ default or at any other time, either for application to the Liabilities or otherwise; and (iii) the CoBank Equities shall not be offset against the Liabilities to CoBank or otherwise taken into consideration for purposes of determining the Lenders’ pro rata shares hereunder.

(b)        FCSA Equities.  Each party hereto acknowledges that FCSA has a statutory first lien on all of the Borrower’s stock and other equities in FCSA (the “FCSA Equities”) pursuant to 12 USC 2097. Accordingly, and notwithstanding any other provision of this Agreement or any other Financing Agreement to the contrary: (i) FCSA’s statutory lien on the FCSA Equities shall be for FCSA’s sole and exclusive benefit and shall not be subject to this Agreement or any other Financing Agreement nor shall the FCSA Equities (or the proceeds thereof) be subject to pro rata sharing hereunder; (ii) FCSA shall have no obligation to retire the FCSA equities upon the Borrowers’ default or at any other time, either for application to the Liabilities or otherwise; and (iii) the FCSA Equities shall not be offset against the Liabilities to FCSA or otherwise taken into consideration for purposes of determining the Lenders’ pro rata shares hereunder.

10.37   Patronage Distributions.

(a)        CoBank Patronage Distributions.  Notwithstanding any other provision in this Agreement, (i) all Liabilities owing to CoBank hereunder that are retained by CoBank for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under the Financing Agreements, shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distributions and (ii) any Liabilities owing to CoBank hereunder that are not retained by CoBank for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under the Financing Agreements, shall not be entitled to any such patronage distributions.

(b)        FCSA Patronage Distributions.  Notwithstanding any other provision in this Agreement, (i) all Liabilities owing to FCSA hereunder that are retained by FCSA for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under the Financing Agreements, shall be entitled to patronage distributions in accordance with the bylaws of FCSA and its practices and procedures related to patronage distributions and (ii) any Liabilities owing to FCSA hereunder that are not retained by FCSA for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under the Financing Agreements, shall not be entitled to any such patronage distributions.

10.38  Bylaws and Capital Plan.

(a)        CoBank’s Bylaws and Capital Plan. Borrower acknowledges receipt of a copy of CoBank’s bylaws and capital plan, which describe the nature of CoBank equities and capitalization requirements. Borrower agrees to be bound by the terms of CoBank’s bylaws and capitalization plan, including without limitation, provisions applicable to patronage distributions. Borrower and CoBank represent to the other parties to this Agreement that Borrower’s obligations, under the terms of CoBank’s bylaws and capitalization plan, do not conflict with Borrower’s obligations under this Agreement or any other Financing Agreement (except as specifically provided in the preceding Sections10.36 and 10.37). However, in the event such conflict is determined to exist, then to the extent of such conflict the terms of this Agreement and any other Financing Agreement shall govern and be controlling.

(b)        FCSA Bylaws and Capital Plan. Borrower acknowledges receipt of a copy of FCSA’s “Customer Information and Disclosure Handbook”, which describes the nature of FCSA’s equities and capitalization requirements. Borrower agrees to be bound by the terms of FCSA’s bylaws and capitalization plan, including without limitation, provisions applicable to patronage distributions. Borrower and FCSA represent to the other parties to this Agreement that Borrower’s obligations, under the terms of FCSA’s bylaws and capitalization plan, do not conflict with Borrower’s obligations under this Agreement or any other Financing Agreement (except as specifically provided in the preceding Sections 10.36 and 10.37). However, in the event such conflict is determined to exist, then to the extent of such conflict the terms of this Agreement and any other Financing Agreement shall govern and be controlling.

10.39  FCSA Capital Plan. Borrower agrees to purchase voting (Class D) or non-voting (Class E) stock in Farm Credit Services of America, ACA (currently a minimum of $1,000.00 worth of stock consisting of at least 200 shares of $5.00 par value stock) as required under the policy of Farm Credit at the time of acquisition. Farm Credit policy may change from time to time. Farm Credit shall have a first lien on the stock for payment of any liability of Borrower to Farm Credit. Said stock shall be owned as follows:

Owner Name: Midwest Grain Processors, LLC             SSN/TIN 20-1773962

Borrower authorizes and appoints the following to act on behalf of all owners, to vote the Class D stock, and to accept, receive and receipt for any dividends declared on the stock:

  Patrick W. Samuelson, voter

10.40  Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower, the Agent and the Lenders and are enforceable against Borrower in accordance with their respective terms. The Lenders may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower, any guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower.

10.41  Accommodation Party Defenses Waived. The parties intend that each Borrower shall be fully liable, jointly and severally, for all Liabilities. Nonetheless, in case a court finds that any Borrower is not such a primary obligor with respect to all or any part of the Liabilities, each Borrower expressly waives the benefit of any and all defenses and discharges available to a guarantor, surety, endorser or accommodation party dependent on an obligor’s character as such. Without limiting the generality of the foregoing, the liability of each Borrower hereunder shall not be affected or impaired in any way by any of the following acts or things (which the Agent and the Lenders are hereby expressly authorized to do, omit or suffer from time to time without notice to or consent of anyone): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for Liabilities; (ii) any extension or renewal of any Liabilities (whether or not for longer than the original period) or any modification of the interest rate, maturity or other terms of any Liabilities; (iii) any waiver of indulgence granted to any Borrower, and any delay or lack of diligence in the enforcement of the Liabilities; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, any Borrower, guarantor or other person liable on any Liabilities; (v) any release, surrender, cancellation or other discharge of any Liabilities or the acceptance of any instrument in renewal or substitution for any instrument evidencing any Liabilities; (vi) any failure to obtain collateral security (including rights of setoff) for any Liabilities, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority hereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security for any Liabilities; (vii) any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral, guarantor collateral or other collateral security for the Liabilities; (viii) any assignment, sale, pledge or other transfer of any of the Liabilities; or (ix) any manner, order or method of application of any payments or credits on any Liabilities.

10.42  Waiver of Borrower’s Rights Under Farm Credit Law. Each Borrower acknowledges and agrees that, to the extent the provisions of the Agricultural Credit Act of 1987, including, without limitation, 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq. (collectively, the “Farm Credit Law”) apply to a Borrower or to the transactions contemplated by this Agreement, each Borrower hereby irrevocably waives, relinquishes and agrees not to assert at any time any and all rights that the Borrower may be afforded under the Farm Credit Law (“Borrower Rights”), including but not limited to all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal. Each Borrower acknowledges and agrees that the waiver of Borrower Rights provided by this Section 10.42 is knowingly and voluntarily made after each Borrower has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and the waiver of Borrower Rights set forth in this Section 10.42. Each Borrower acknowledges that its waiver of Borrower Rights set forth in this Section 10.42 is based on its recognition that such waiver is material to induce the Agent and the Lenders to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to the Borrower. Nothing contained in this Section 10.42, nor the delivery to Borrower of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be construed to indicate the determination or agreement by the Borrower, the Agent, or the Lenders that the Farm Credit Law, or any rights thereunder, are or will be applicable to the Borrower or to the transactions contemplated by this Agreement. It is the intent of the Borrower that the waiver of Borrower Rights contained in this Section 10.42 complies with and meets all requirements of 12 C.F.R. § 617.7010(c).

10.43  FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

MIDWEST GRAIN PROCESSORS, LLC

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer

MIDWEST GRAIN PROCESSORS COOPERATIVE

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer

COBANK, ACB, as Agent and as a Lender

By	/s/ Teresa L. Fountain
Its	Assistant Corporate Secretary

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By	/s/ Shane Frahm
Its	Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By	/s/ Steven D. Craig
Its	Director

[Signature Page to Amended and Restated

Loan and Security Agreement]